Exhibit 10.6

LEASE
by and between
MV CAMPUS OWNER, LLC,
a Delaware limited liability company
(“Landlord”)
and
HEARTFLOW, INC.,
a Delaware corporation
(“Tenant”)
August 9, 2021
For Premises Located At:
331 E. Evelyn Avenue
Mountain View, California

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LEASE
Basic Lease Information
The following Basic Lease Information is incorporated in and made a part of the Lease to which it is attached. If there is any conflict between the Basic Lease Information and the remainder of the Lease, the Basic Lease Information shall control.

Effective Date:	August 9, 2021

Landlord:	MV CAMPUS OWNER, LLC, a Delaware limited liability company

Landlord’s Address:	c/o Rockwood Capital, LLC 140 East 45th Street, 34th Floor New York, NY 10017 Attn: General Counsel/Chief Compliance Officer

with a copy to:	c/o Rockwood Capital, LLC 50 California Street, 30th Floor San Francisco, CA 94111 Attn: 301 – 381 E Evelyn Asset Manager

and to:	Kennedy, Lamishaw & Rossi LLP 707 Wilshire Boulevard, Suite 1400 Los Angeles, CA 90017 Attn: William J. Birney, Esq.

Tenant	HEARTFLOW, INC., a Delaware corporation

Tenant’s Address:	Before the Lease Commencement Date:	1400 Seaport Blvd., Bldg. B Redwood City, CA 94063 Attn: CFO With a copy to: 1400 Seaport Blvd., Bldg. B Redwood City, CA 94063 Attn: Legal

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	After the Lease Commencement Date:	331 E. Evelyn Avenue Mountain View, CA 94041 Attn: CFO With a copy to: 331 E. Evelyn Avenue Mountain View, CA 94041 Attn: Legal

Building:	Building 331- 331 E. Evelyn Avenue, Mountain View, CA 94041

Project:
The buildings shown on the exhibit attached hereto as Exhibit B-2, the Land, any other improvements now or hereafter constructed on the Land, and the Common Areas, which collectively are commonly referred to as the Mountain View Corporate Center.

Premises Rentable Square Feet:	61,496 rentable square feet (“RSF”). See Section 1(b).

Building Rentable Square Feet:	67,048 RSF. See Section 1(b).

Project Rentable Square Feet:	288,638 RSF. See Section 1(b).

Delivery Date:	Within three (3) Business Days after the complete execution of this Lease.

Lease Term:	Eight (8) years after the Rent Commencement Date.

Premises:	61,496 RSF in the Building.

Use of Premises:	General office, research and development (“R&D”), and ancillary uses thereto.

Base Rental:	Initially $5.85 per RSF of the Premises per month, for a total per month initially of $359,751.60. Base Rental shall increase by three percent (3.0%) on each anniversary of the Lease Commencement Date during the Lease Term.

Lease Commencement Date:	January 1, 2022.

Rent Commencement Date:	September 1, 2022.

Expiration Date:	August 31, 2030.

Advance Rent:	$359,751.60, payable on the execution and delivery of this Lease. See Section 4(c).

Tenant’s Share	91.72% of the Building, 21.31% of the Project.

Letter of Credit:	$4,317,019.20, due upon the execution and delivery of this Lease and subject to reduction as provided in Section 38.

Tenant Improvement Allowance:	The maximum amount of $1,844,880.00 (i.e., $30.00 per RSF in the Premises).

Broker(s):	Newmark Cornish & Carey, representing Landlord and Cushman & Wakefield, representing Tenant. See Section 40.
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LEASE
This Lease (together with the Basic Lease Information and the Exhibits, which are hereby incorporated into the Lease by this reference, collectively, the “Lease”) is made as of the date specified in the Basic Lease Information, by and between MV CAMPUS OWNER, LLC, a Delaware limited liability company (“Landlord”), and HEARTFLOW, INC., a Delaware corporation (“Tenant”), who hereby agree as follows:
1.    Lease of Premises.
(a)    Lease of Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, for the Lease Term (as defined below) and subject to the covenants to be performed by Tenant, those certain premises (the “Premises”) as described in the Basic Lease Information located in that certain building described in the Basic Lease Information (the “Building”) located on that certain tract of land (the “Land”) more particularly described on Exhibit A attached hereto. The Premises are outlined on the floor plan attached hereto as Exhibit B-l. Tenant shall have the non-exclusive right and privilege to use the Common Areas of the Project in common with other tenants in the Project. The “Common Areas” shall mean all areas, improvements, space, and special services, if any, within the Building or on the Land made available by Landlord from time to time, if at all, for the common or joint use and benefit of all tenants, customers, and invitees of the Building, including, without limitation, those parking areas, parking garages and facilities, access roads, service drives, service areas, driveways, entrances, exits and other means of access, retaining walls, landscaped areas, truck serviceways, loading docks or ramps, pedestrian walkways, overstreet walkways, connecting malls, atriums, walls, ceilings, patios, courtyards, garden areas, plaza areas, park areas, concourses, ramps, sidewalks, corridors, washrooms, signs, maintenance buildings, utility buildings, hallways, lobbies, elevators, elevator foyers, escalators, stairs, common window areas, and trash, garbage or rubbish areas, but specifically excluding any space made available exclusively for the use or benefit of other tenants at the Project. Landlord or its successors or assigns hereby reserve the right from time to time in its sole discretion to change or modify the size, use, shape, location or nature of any of the Project and/or the Common Areas other than the Premises (except as otherwise permitted hereunder), or eliminate them altogether, all without any liability to Tenant, so long as Tenant’s access to, and use of, the Premises is not materially impaired. There is no easement for light, view or air included in the Premises or being granted hereunder. Except as specifically set forth in this Lease and in the Work Letter attached hereto as Exhibit C (the “Work Letter”), Landlord shall not be obligated to provide or pay for any improvement, work or services related to the Premises or the Project. Tenant acknowledges that Landlord has made no representation or warranty regarding the condition of the Premises, the Building, the Common Areas or the Project except as specifically set forth in this Lease.
(b)    Calculation of RSF. Notwithstanding anything set forth in this Lease to the contrary, Landlord and Tenant hereby stipulate and agree that the RSF of the Premises, the Building and the Project are as set forth in the Basic Lease Information. The RSF shall not be subject to recalculation, except with respect to new construction, additions or alterations which increase the floor area of the Premises or the Project, as applicable.
(c)    Tenant Requirements. Concurrent with the execution and delivery of this Lease, Tenant shall deliver to Landlord the following: (i)the Advance Rent (as described in the Basic Lease Information), (ii) the Letter of Credit (as described in the Basic Lease Information), (iii) policies of insurance or duly executed certificates of insurance with respect thereto in accordance with Section 15 below.

(d)    Furniture, Fixtures and Equipment. Upon Landlord's tender of possession of the Premises to Tenant, Landlord shall simultaneously transfer, assign and convey to Tenant all of Landlord's right, title and interest, if any, in and to furniture, fixtures and equipment currently located within the Premises (the "FF&E"). The FF&E is hereby conveyed by Landlord to Tenant without charge to Tenant in is its current "AS IS", "WHERE IS", and "WITH ALL FAULTS" condition and without any representation or warranty by Landlord whatsoever, including, without limitation, that the FF&E is operational and suitable to Tenant's requirements, any implied warranties of merchantability and fitness for any particular purpose, warranties created by any affirmation of fact or promise or by any description of the FF&E conveyed hereunder. In connection with the foregoing, and as material consideration for Landlord transferring, assigning and conveying the FF&E to Tenant, Tenant hereby agrees that Landlord shall have no obligations with respect to the FF&E or compliance with any applicable requirements relating thereto nor shall Landlord be responsible for any damage that may be caused to or by the FF&E. Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant's sole cost and expense, remove the FF&E from the Premises and repair any damage to the Premises and Building caused thereby.
2.    Term.
The term of this Lease (“Lease Term”) shall commence on the Lease Commencement Date and, unless sooner terminated as provided in this Lease, shall end on the expiration of the period designated in the Lease Term above (“Expiration Date”). However, if the Expiration Date would not otherwise fall on the last day of a calendar month, then the Expiration Date shall be the last day of the calendar month in which the Expiration Date would otherwise occur.
3.    Possession.
(a)    Landlord shall deliver possession of the Premises on the Delivery Date with the mechanical, electrical and HVAC systems serving the Premises (the “Building Systems”) in good condition (herein, the “Delivery Condition”. No delay in delivery of possession of the Premises shall operate to extend the term of this Lease or amend Tenant’s obligations under this Lease; provided, however, that the Rent Commencement Date shall be delayed day for day for each day after the Delivery Date that Landlord does not deliver the Premises to Tenant. In the event that as of the Delivery Date (i) the Building Systems are not in the Delivery Condition and (ii) Tenant delivers to Landlord written notice of the existence of the item or items not in the Delivery Condition (the “Delivery Condition Notice”) by the date which is ninety (90) days after the Delivery Date (the “Delivery Condition Outside Date”), then Landlord shall, at Landlord’s sole cost and expense which expense shall not be included in Additional Rental or otherwise chargeable to Tenant, do that which is necessary to put the applicable components of the Building Systems described in the Delivery Notice into the Delivery Condition within thirty (30) days after Landlord’s receipt of the Delivery Notice; provided, however, that to the extent any such failure in the Delivery Condition is caused by the Tenant Improvements to be constructed in the Premises pursuant to Exhibit C, then Tenant shall perform such work at Tenant’s sole cost and expense. If Tenant fails to deliver the Delivery Condition Notice to Landlord on or prior to the Delivery Condition Outside Date, Landlord shall have no obligation to perform the work described in the foregoing provisions of this Section 3(a); provided that Landlord shall remain responsible for making all alterations and improvements which are Landlord's responsibility to make pursuant to Section 13(a) below.
(b)    Tenant shall have the right to occupy the Premises during the period from the Delivery Date until the day before the Lease Commencement Date (the “Beneficial Occupancy Period”), provided that (i) Tenant has accepted the Premises and shall have confirmed same in a writing delivered to Landlord, and (ii) all of the terms and conditions of this Lease shall apply, including, without limitation, Tenant's obligation to pay to Landlord all sums and charges required to be paid by Tenant under this Lease, including Tenant’s payment of all Additional Rental from and after the Additional Rental Commencement Date pursuant to Section 4(a) below, as though the Rent Commencement Date had occurred (although the Rent Commencement Date shall not actually occur until the occurrence of the same pursuant to the terms set forth in the Basic Lease Information) upon such occupancy of any portion of the Premises by Tenant; provided however, during such Beneficial Occupancy Period, Tenant shall not be obligated to pay Base Rental until the Rent Commencement Date actually occurs.
(c)    Except as set forth herein, Tenant acknowledges and agrees that it has inspected the Premises and agrees to accept the same on the Delivery Date, “AS IS” and “WITH ALL FAULTS”. TENANT ACKNOWLEDGES THAT LANDLORD HAS NOT MADE, AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTIES TO TENANT WITH RESPECT TO THE QUALITY OF CONSTRUCTION OF ANY LEASEHOLD IMPROVEMENTS OR TENANT FINISH WITHIN THE PREMISES OR AS TO THE CONDITION OF THEPREMISES, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD’S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY (xiv) OPERATION, (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, HAZARDOUS CONDITION OR HAZARDOUS ACTIVITY OR (xvi) COMPLIANCE OF THE PREMISES WITH ANY REGULATIONS OR EASEMENT AGREEMENTS; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE PREMISES IS OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE PREMISES HAS BEEN INSPECTED BY TENANT AND IS SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS SECTION 3(c) HAVE BEEN NEGOTIATED AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE. TENANT’S OBLIGATION TO PAY RENT UNDER THIS LEASE IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES.
(d)    Tenant shall, at Tenant’s sole cost and expense, promptly comply with all laws, ordinances, codes, rules, regulations, orders and other requirements of any government or public authority now in force or which may hereafter be in force, with all requirements of any board of fire underwriters or similar body now or hereafter constituted, and with all directions, temporary and permanent certificates of occupancy and other relevant rules and regulations of interpretations thereof issued pursuant to any law by any governmental agency or officer, including, without limitation, the Americans with Disabilities Act of 1990 (as amended) (collectively, “Laws”), insofar as any of the foregoing relate to or are required by the condition, use or occupancy of the Premises or the operation, use or maintenance of any personal property, trade fixtures, machinery, equipment or improvements in the Premises. The judgment of any court of competent jurisdiction or the admission of either party in any judicial action, regardless of whether the other party is a party thereto, that such party has violated any of the foregoing Laws shall be conclusive of that fact as between Landlord and Tenant.

4.    Rental Payments; Advance Rent.
(a)    Commencing on the earlier of (i) Lease Commencement Date and (ii) the date that Tenant commences business operations in the Premises (herein, the “Additional Rental Commencement Date”), and continuing throughout the Lease Term, Tenant hereby agrees to pay all Rent due and payable under this Lease. Notwithstanding the foregoing, Base Rental shall not be due or payable by Tenant until the Rent Commencement Date. Tenant’s Operating Expense Rental, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, including without limitation any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, are hereinafter collectively referred to as the “Additional Rental,” and the Base Rental and the Additional Rental are herein collectively referred to as “Rent.” Base Rental and Tenant’s Forecast Additional Rental shall be due and payable in twelve (12) equal installments (subject to Landlord’s right to vary Tenant’s Forecast Additional Rental pursuant to Section 6(a)) on the first day of each calendar month, commencing on the Lease Commencement Date and continuing thereafter throughout the Lease Term and any extensions or renewals thereof. Tenant hereby agrees to pay such Rent to Landlord at Landlord’s address as provided herein (or such other address as Landlord designates from time to time) monthly in advance. Tenant shall pay all Rent and other sums of money which are due and payable by Tenant to Landlord at the times and in the manner provided in this Lease, without demand, set off, counterclaim or abatement (except as specifically provided to the contrary herein).
(b)    Tenant shall deposit with Landlord upon execution of this Lease the sum set forth under “Advance Rent” in the Basic Lease Information. Such amount shall be applied by Landlord to the first monthly installment of Base Rental following the Rent Commencement Date as it becomes due hereunder. In the event Tenant fails to take possession of the Premises when required or otherwise fails to comply with any of Tenant’s obligations or warranties hereunder, the Advance Rent shall be retained by Landlord for application in reduction, but not in satisfaction, of damages suffered by Landlord as a result of Tenant’s breach. Landlord shall not be required to keep the Advance Rent separate from its general accounts, or to pay interest thereon.
5.    Base Rental.
From and after the Rent Commencement Date, Tenant shall pay to Landlord a base monthly rental (herein called “Base Rental”) equal to the Base Rental set forth in the Basic Lease Information.
6.    Additional Rental.
(a)    For purposes of this Lease, “Tenant’s Forecast Additional Rental” means Landlord’s reasonable estimate of Tenant’s Operating Expense Rental for the initial period of the Lease Term from the Lease Commencement Date until the end of the first calendar year of the Lease Term, and for all subsequent calendar years or portions thereof occurring during the balance of the Lease Term. If at any time it reasonably appears to Landlord that Tenant’s Operating Expense Rental for the current calendar year will vary from Landlord’s estimate, Landlord shall have the right to reasonably revise its estimate for such year by notice to Tenant and subsequent payments by Tenant for such year shall be based upon such revised estimate. Failure to make such a revision shall not prejudice Landlord’s right to collect the full amount of Tenant’s Operating Expense Rental. Prior to the Lease Commencement Date and thereafter prior to the beginning of each calendar year during the Lease Term, including any extensions thereof, Landlord shall present to Tenant a statement of Tenant’s Forecast Additional Rental for such calendar year; provided, however, that if such statement is not given prior to the beginning of any calendar year, Tenant shall continue to pay during the next ensuing calendar year on the same basis as in the prior calendar year until the month after such statement is delivered to Tenant. Commencing with the first day of the calendar month following the month in which the Tenant’s Forecast Additional Rental was delivered to Tenant, Tenant shall pay Tenant’s Forecast Additional Rental (less amounts, if any, previously paid toward such excess for such year) to Landlord in equal monthly installments over the remainder of such calendar year in advance on the first day of each month.
(b)    For purposes of this Lease, “Tenant’s Operating Expense Rental” means for each calendar year (or portion thereof) during the Lease Term Tenant’s Share of Operating Expenses (as defined below). “Expense Year” means each calendar year during the Lease Term and each portion of a calendar year at the beginning and end of the Lease Term. Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive-month period. In the event of any such change, Tenant’s Operating Expense Rental shall be equitably adjusted for any Expense Year involved in any change. “Tenant’s Share” as it relates to Operating Expenses for the Building shall be determined by dividing the RSF of the Premises by the total number of RSF in the Building, expressed as a percentage. “Tenant’s Share” as it relates to Operating Expenses for the Project other than the Building shall be determined by dividing the RSF of the Premises by the total number of RSF in the Project, expressed as a percentage. In the event during any Expense Year the Building is less than one hundred percent (100%) occupied on an average annualized basis, Operating Expenses that vary with occupancy of the Building (“Variable Operating Expenses”) shall be adjusted to reflect the Operating Expenses of the Building as though they were one hundred percent (100%) occupied for such year on an average annualized basis, and the increase or decrease in the sums owed pursuant to this Section 6 shall be based upon such Operating Expenses as so adjusted. Therefore, if the Variable Operating Expenses actually incurred by Landlord are lower than would be incurred if at least than one hundred percent (100%) of the Building were occupied or if Landlord is not furnishing any particular item(s) of work or services (the cost of which would otherwise be included within Operating Expenses) to portions of the Building because (A) such portions are not occupied, (B) such item of work or services is not required or desired by the tenant of such portion and the same is not included in such tenant’s Operating Expenses under its lease, or (C) such tenant is itself obtaining such item of work or services and the same is not included in such tenant’s Operating Expenses under its lease, then appropriate adjustments shall be made to determine Variable Operating Expenses for such calendar year as though the Building were actually occupied to the extent less than one hundred percent (100%) of the number of RSF in the Building and as though Landlord had furnished such item of work or services. For the purposes of calculating any management fee payable as part of Operating Expenses, the monthly Base Rental due commencing on the Additional Rental Commencement date shall be deemed to be the applicable amount as set forth in the Basic Lease Information for the first payment of Base Rental hereunder.
(c)    Within one hundred fifty (150) days after the end of (i) the calendar year in which the Lease Commencement Date occurs and (ii) each Expense Year thereafter during the Lease Term, or as soon thereafter as practicable, Landlord shall provide Tenant a statement showing the Operating Expenses for said Expense Year, as prepared by Landlord, and a statement prepared by Landlord comparing Tenant’s Forecast Additional Rental with Tenant’s Operating Expense Rental (the “Reconciliation Statement”). In the event Tenant’s Forecast Additional Rental paid exceeds Tenant’s Operating Expense Rental for said Expense Year, Landlord shall credit such excess against Rent next due hereunder or, if the Lease Term has expired or is about to expire, refund such excess to Tenant within thirty (30) days after Landlord’s delivery of such Reconciliation Statement if Tenant is not in default under this Lease (in the instance of a default such excess shall be held as additional security for Tenant’s performance, may be applied by Landlord to cure any such default, and shall not be refunded until any such default is cured to Landlord’s reasonable satisfaction). In the event that Tenant’s Operating Expense

Rental exceeds Tenant’s Forecast Additional Rental paid for said Expense Year, Tenant shall pay Landlord, within thirty (30) days of receipt of the statement, an amount equal to such difference. The provisions of this paragraph (c) shall survive the expiration or earlier termination of this Lease.
(d)    For so long as Tenant is not in default under this Lease beyond any applicable notice and cure period, Landlord’s books and records pertaining to the calculation of Operating Expenses for any Expense Year within the Lease Term may be audited, at Tenant’s expense, by an Authorized Representative of Tenant for a period of one hundred eighty (180) days following the delivery of a Reconciliation Statement (or any Statement revising the same); provided, that Tenant shall give Landlord not less than ten (10) Business Days’ (as defined in Section 45(u) below) prior written notice of any such audit. For purposes hereof, an “Authorized Representative” of Tenant shall mean a bona fide employee of Tenant, any national or regional accounting firm, or any other party reasonably approved in writing by Landlord, in each case who is not representing, and agrees not to represent, any other tenant or subtenant in the Project regarding Additional Rental and is not working on a contingency basis. In no event shall an Authorized Representative of Tenant include the owner of any office building in the Silicon Valley area or any affiliate of such owner. Prior to the commencement of any audit, Tenant shall cause its Authorized Representative to agree in writing for the benefit of Landlord that such Authorized Representative will keep the results of the audit confidential and that such representative will not disclose or divulge the results of such audit except to Tenant and Landlord and except in connection with any dispute between Landlord and Tenant relating to Operating Expenses. Such audit shall be conducted during reasonable business hours at Landlord’s office where Landlord’s books and records are maintained. Tenant shall cause a written audit report to be prepared by its Authorized Representative following any such audit and shall provide Landlord with a copy of such report promptly after receipt thereof by Tenant. If Landlord’s calculation of Tenant’s Operating Expense Rental for the audited Expense Year is incorrect, then Tenant shall be entitled to a prompt refund of any overpayment or Tenant shall promptly pay to Landlord the amount of any underpayment, as the case may be. Tenant agrees to pay the cost of such certification and the investigation with respect thereto unless it is determined that the Operating Expenses stated in the Reconciliation Statement were overstated in Landlord’s favor by five percent (5%) or more, in which case Landlord shall pay the reasonable cost of same, not to exceed Five Thousand Dollars ($5,000.00). Tenant waives the right to dispute or contest, and shall have no right to dispute or contest, any matter relating to the calculation of Operating Expenses or other forms of Rent under the Lease (and waives the right to inspect Landlord’s records with respect thereto) with respect to each Expense Year during the Lease Term for which a Reconciliation Statement is given to Tenant if no claim or dispute with respect thereto is asserted by Tenant in writing to Landlord within one hundred eighty (180) days of delivery to Tenant of the original or most recent Reconciliation Statement with respect thereto.
(e)    Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating Expenses for the Project among different portions or occupants of the Project (the “Cost Pools”), in Landlord’s reasonable discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants of a building of the Project or of the Project, and the retail space tenants of a building of the Project or of the Project. The Operating Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner.
7.    Operating Expenses.
(a)    For the purposes of this Lease, “Operating Expenses” shall mean all expenses, costs, and disbursements (but not specific costs billed to or paid directly by specific tenants of the Project) of every kind and nature, computed on the accrual basis, relating to or incurred or paid by Landlord in connection with the ownership, management, operation, repair and maintenance of the Project, including but not limited to, the following:
(1)    wages, salaries and other costs of all on-site and off-site employees at or below the level of general manager or senior property manager engaged either full or part time in the operation, management, maintenance or access control of the Project, including taxes, insurance and benefits relating to such employees, allocated based upon the time such employees are engaged directly in providing such services;
(2)    the cost of all supplies, tools, equipment, materials and personal property used in the operation, management, maintenance and access control of the Project or otherwise made available in the Common Areas;
(3)    the cost of all utilities for the Common Areas of the Project, including but not limited to the cost of heat, light, steam, electricity, gas, water and sewer services;
(4)    the cost of all cleaning, maintenance and service agreements for the Project and the equipment therein to the extent provided by Landlord, including but not limited to, as applicable, any security and/or alarm service, window cleaning, elevator maintenance, HVAC and other air conditioning maintenance, elevator maintenance, waste recycling service, landscaping maintenance, customary landscaping replacement, and maintenance (including striping and painting) of the surface and structured parking area;
(5)    the cost of repairs and general maintenance of the Project, including the cost of repair following a casualty to the extent not reimbursed by insurance proceeds or other payments from a third party;
(6)    the acquisition and/or installation costs of capital investment items (including security and energy management equipment) which are installed for the purpose of reducing operating expenses, increasing energy efficiency, promoting safety, complying with governmental regulations and requirements not in effect as of the Lease Commencement Date, or maintaining capital investment items which are replacements of items which are obsolete or cannot be repaired in an economically feasible manner, costing less than $.75 per RSF of the Premises on an aggregate annual basis, or to the extent costs per year exceeds $.75 per RSF of the Premises, such costs shall be amortized over their respective useful lives as determined in accordance with generally accepted accounting principles, together with reasonable financing charges (whether or not actually incurred);
(7)    the cost of casualty, rental loss, liability and other insurance, including earthquake, applicable to the Building and the Project, including commercially reasonable deductibles, and endorsements thereto; provided, however, in the event that Tenant’s Share of any earthquake deductible is in excess of $150,000 for any particular earthquake event, then Tenant’s Share of such earthquake deductible shall be amortized on a straight-line basis without interest, with Tenant making equal monthly payments of such amount based upon the unexpired portion of the Lease Term;
(8)    the cost of any transportation services made available to Tenant;
(9)    the cost of trash, waste and garbage removal, recycling, air quality audits, vermin extermination, and snow, ice and debris removal;
(10)    the cost of legal and accounting services incurred by Landlord in connection with the management, maintenance, operation and repair of the Project, excluding the owner’s or Landlord’s general accounting, such as partnership statements and tax returns, and excluding services described in Section 7(b)(12) below;
(11)    the cost of complying with the rules and regulations applicable to the Project as mandated by governmental authorities with jurisdiction over the Project, including without limitation any costs related to licenses, permits and inspection fees;
(12)    all “Tax Expenses,” which means all taxes, assessments and governmental charges attributable to the Project, whether or not directly paid by Landlord, whether federal, state, county or municipal and whether they be by taxing districts or authorities presently taxing the Project or by others subsequently created or otherwise, and any other taxes and assessments attributable to the Project or its operation (and the costs of contesting any of the same), including community improvement district taxes, sales, use and service taxes, and business license taxes and fees, excluding, however, taxes and assessments imposed on the personal property of the tenants of the Project, federal and state taxes on income, death taxes, franchise taxes, penalties (but only if Landlord is negligent in paying such taxes in a timely manner), interest, transfer taxes, and any taxes (other than business license taxes and fees and taxes on Landlord’s rental income from the Project but not its other income) imposed or measured on or by the income of Landlord from the operation of the Project;
(13)    management fees and expenses (including fees and expenses for property management, accounting, financial management, data processing and information services) not to exceed 3% of gross rents of the Building; and
(14)    any other commercially reasonable expenses of any other kind whatsoever incurred in managing, operating, overseeing, maintaining, and repairing the Project.
(b)    For purposes of this Lease, and notwithstanding anything in any other provision of this Lease to the contrary, “Operating Expenses” shall not include the following:
(1)    the cost of any special work or service performed for any tenant (including Tenant) at such tenant’s cost;
(2)    the cost of installing, operating and maintaining any specialty service, such as an observatory, broadcasting facility, luncheon club, restaurant, cafeteria, retail store, sundry shop, newsstand, or concession, but only to the extent such costs exceed those which would normally be expected to be incurred had such space been general office space;
(3)    compensation paid to officers and executives of Landlord (but it is understood that property management employees may carry a title such as vice president and the salaries and related benefits of these officers/employees of Landlord would be allowable Operating Expenses under Section 7(a)(1) above);
(4)    the cost of any items for which Landlord is reimbursed by insurance, condemnation or warranties;
(5)    the cost of any additions, improvements, changes, replacements, and other items which are made in order to prepare for a new tenant’s occupancy;
(6)    the cost of repairs incurred by reason of fire or other casualty to the extent reimbursed by insurance proceeds (other than business interruption and rent loss insurance proceeds) under policies maintained or required to be maintained by Landlord;

(7)    insurance premiums to the extent Landlord is directly reimbursed therefor, other than through Operating Expenses;
(8)    interest on debt or amortization payments on any mortgage or deed of trust and rental under any ground lease or other underlying lease except to the extent, in each case, that the debt which is being amortized was incurred to pay for an expense which is properly included in Operating Expenses pursuant to Section 7(a);
(9)    any real estate brokerage commissions or other costs, including attorneys’ fees for the negotiation of leases for tenants, incurred in procuring tenants or any fee in lieu of such commissions;
(10)    any advertising and promotional expenses incurred in connection with the marketing of any space that is available for lease;
(11)    any expenses for repairs or maintenance which are covered by warranties and service contracts, to the extent such maintenance and repairs are made at no cost to Landlord;
(12)    legal expenses arising out of the enforcement or negotiation of the provisions of any lease affecting the Land including without limitation this Lease, or relating to the sale, financing, or refinancing of the Project or any interest therein except to the extent directly related to financing in connection with the management, maintenance, operation or repair of the Project;
(13)    fines and penalties assessed by a court or governmental agency to the extent such fines and penalties are based on Landlord’s violation of law or negligence in failing to perform an act or pay an amount due;
(14)    costs of removing or remediating any Hazardous Substances (as defined in Section 39 below) in, on or under the Land to the extent such Hazardous Substances are (i) in existence as of the Delivery Date and in violation of applicable Laws in effect as of the Delivery Date (or become in violation of applicable Laws due to the actions of Landlord or its agents, employees, or contractors or due to Landlord’s breach of its obligations under this Lease), or (ii) introduced onto the Project after the Delivery Date by Landlord or any of Landlord's agents, employees, contractors, invitees, occupants or tenants (other than Tenant) in violation of applicable Laws in effect at the date of introduction;
(15)    costs of capital improvements or expenditures except as provided in Section 7(a)(6) above;
(16)    any costs or expenses that Tenant incurs directly with its maintenance of the Premises where the inclusion of such expense as an Operating Expense would be duplicative;
(17)    reserves of any kind; bad debt loss; or
(18)    legal, accounting or consulting and other costs incurred in connection with the acquisition, financing, refinancing or disposition of the Project.
8.    Tenant Taxes; Rent Taxes.
(a)    Tenant shall pay promptly when due all taxes directly or indirectly imposed or assessed upon Tenant’s gross sales, business operations, machinery, equipment, trade fixtures and other personal property or assets, whether the aforementioned are owned or leased by Tenant, and whether such taxes are assessed against Tenant, Landlord, the Building or the Project. In the event that such taxes are imposed or assessed against Landlord, the Building or the Project, Landlord shall furnish Tenant with all applicable tax bills, public charges and other assessments or impositions and Tenant shall forthwith pay the same either directly to the taxing authority or, at Landlord’s option, to Landlord, in which event Landlord shall pay such amounts to the taxing authority promptly after receipt of the funds from Tenant. In addition, in the event there is imposed at any time a tax upon and/or measured by the rental payable by Tenant under this Lease, whether by way of a sales or use tax or otherwise, Tenant shall be responsible for the payment of such tax and shall pay the same on or prior to the due date thereof; provided, however, that the foregoing shall not include any inheritance, estate, succession, transfer, gift or income tax imposed on Landlord.
(b)    Tenant will be responsible for ad valorem taxes on its personal property, whether owned or leased by Tenant and on the value of the leasehold improvements in the Premises (and if the taxing authorities do not separately assess Tenant’s leasehold improvements, Landlord may make an appropriate allocation of the ad valorem taxes allocated to the Project to give effect to this sentence), and such taxes relating to other tenants of the Project will not be included in Operating Expenses.
9.    Payments.
All payments of Rent and other payments to be made to Landlord shall be made on a timely basis, without demand, notice, abatement (except as expressly set forth herein), deduction or set-off, and shall be payable to Landlord or as Landlord may otherwise designate. All such payments shall be mailed or delivered to Landlord’s Address designated in the Basic Lease Information above or at such other place or in some other manner as Landlord may designate from time to time in writing. If mailed, all payments shall be mailed in sufficient time and with adequate postage thereon to be received in Landlord’s account by no later than the due date for such payment. Following Landlord’s written request Tenant shall deliver payments of Rent and any amounts otherwise due hereunder via wire transfer of immediately available funds to such account or accounts as Landlord may designate. Tenant agrees to pay to Landlord Two Hundred Fifty Dollars ($250.00) for each check presented to Landlord in payment of any obligation of Tenant which is not paid by the bank on which it is drawn. Any sums due to Landlord from Tenant not paid when due shall bear interest at the Interest Rate from the date due until paid. The “Interest Rate” shall mean ten percent (10%) per annum compounded (not to exceed the maximum rate permitted by law).
10.    Late Charges.
Any Rent or other amounts payable to Landlord under this Lease, if not paid by the fifth (5th) day of the month with respect to Base Rental and Additional Rental, or within five (5) days after the due date specified on any invoice from Landlord for any other amounts payable hereunder, shall incur a late charge of five percent (5%) of the overdue amount (the “Late Charge”) for Landlord’s administrative expense in processing such delinquent payment and in addition thereto shall bear interest at the Interest Rate from andafter the due date for such payment; provided, however, that such Late Charge and Interest shall not apply to any such delinquency unless either (i) such delinquency is not cured within five (5) Business Days after notice from Landlord, or (ii) Tenant previously received notice from Landlord of a delinquency that occurred earlier in the same calendar year. Tenant agrees that this Late Charge represents a fair and reasonable estimate of the cost Landlord will incur by reason of Tenant’s late payment. Accepting any Late Charge shall not constitute a waiver by Landlord of Tenant’s default with respect to any overdue amount nor prevent Landlord from exercising any other rights or remedies available to Landlord.

11.    Use Rules.
The Premises shall be used solely for the purposes set forth in the Basic Lease Information and no other purposes and consistent with the character of the Building and the Project as a Class “A” office building and office campus. Tenant shall comply with all Laws regarding the use of the Premises. Noise-producing equipment, including fans and vents, shall be oriented away from residential areas or appropriately screened and muffled. No outside storage, unenclosed uses or outside activity areas shall be permitted except screened refuse disposal containers and equipment reasonably approved by Landlord. Tenant covenants and agrees to abide by the Rules and Regulations attached as Exhibit D in all respects as now set forth or as reasonably changed from time to time by Landlord. Landlord shall have the right at all times during the Lease Term to establish and enforce such reasonable and non-discriminating rules and regulations as it deems necessary in its reasonable discretion to protect the tenantability, safety, operation, and welfare of the Premises and the Project. In the event of any inconsistency between the Lease and the Rules and Regulations, the Lease shall prevail.
(a)    No Obstruction. Tenant shall not obstruct the areas outside of Tenant’s doors, or any portion of the Common Areas of the Project with any item, including, without limitation, trash or other debris.
(b)    Advertisement. Except as expressly permitted by Section 41 below, Tenant shall not place or permit to be placed any sign, marquee, awning, decoration or other attachment on or to the storefront, windows (inside or outside), doors (inside or outside), or exterior walls of the Premises or at any other location in or adjacent to the Premises except with the prior written consent of Landlord. Landlord may, without liability to Tenant, enter upon the Premises and remove any such sign, marquee, awning, decoration or attachment affixed in violation of this Section 11, and Tenant agrees to pay the cost of any such removal. Tenant shall not exhibit or affix flags, pennants, banners or similar items on or to the exterior of the Premises or the Building of which the Premises are a part. No advertising medium shall be utilized by Tenant which can be heard or experienced outside the Premises, including, without limitation, flashing lights, searchlights, loudspeakers, phonographs, radios or television. Tenant shall not display, paint, or place, or cause to the displayed, painted or placed, any handbills, bumper stickers or other advertising devices in the Common Areas of the Project or on any vehicle parked in the surface of structured parking area of the Project, including those belonging to Tenant, or to Tenant’s agent or any other person; nor shall Tenant distribute or cause to be distributed in the Project any handbills or other advertising devices. Except as expressly permitted by Section 41 below, any signs, notices, logos, pictures, names or advertisements which are installed or placed outside of the Premises and that have not been individually approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Except as expressly permitted by Section 41 below, Tenant may not, without the prior written approval of Landlord, install any signs on the exterior of the Building or in the Common Areas of the Building or the Project, or install any other items visible from the exterior of the Premises or Building.
(c)    Deliveries. Tenant agrees to cause its deliveries (including loading and unloading) to be made in such a way as to cause as little inconvenience as reasonably possible to other tenants and neighbors of the Project. In any event, Tenant shall comply with all Laws and reasonable regulations of the Project promulgated by Landlord concerning deliveries, including restrictions on noise levels, loading zones and traffic patterns.
12.    Alterations.
(a)    Tenant shall not make, suffer or permit to be made any alterations, additions or improvements to or of the Premises or any part thereof, or remove any portion of the Premises which is affixed thereto, or permanently attach any fixtures or equipment thereto (collectively, the “Alterations”), without first notifying Landlord of such proposed Alterations and obtaining Landlord’s written consent, which consent shall not be unreasonably withheld and which consent shall be requested by Tenant not legs than ten (10) days prior to the commencement of any such work. Landlord shall notify Tenant of its consent or disapproval to Alterations within ten (10) days following the later to occur of (x) receipt of Tenant’s notice requesting such consent and (y) the date upon which Landlord receives all documents and information reasonably requested in connection with its evaluation of the proposed Alteration. Tenant’s request for Landlord’s consent to any proposed Alterations shall include a description of the proposed Alterations and shall be accompanied by materials sufficient to enable Landlord to evaluate the request. Depending on the nature and extent of the proposed Alterations, it is anticipated that such materials could range from paint chips, internally prepared diagrams, plans and specifications prepared by licensed architects and engineers, a description of proposed construction means and methods, the identity of any contractor or subcontractor to be employed in the construction of the Alterations, the estimated cost of such work and the estimated time for performance thereof. Tenant’s notice requesting consent shall describe the Alterations and the anticipated commencement date thereon so that Landlord may file a notice of nonresponsibility described in Sections 3094 and 3129 of the California Civil Code. The construction of the Tenant Improvements (as defined in the Work Letter) shall be governed by the terms of the Work Letter. However, Tenant shall not be obligated to obtain Landlord’s consent for a particular Alteration (although the above notice will always be required) in the following circumstances (“Minor Alterations”): (i) the cost of the Alteration in question and all work being done by Tenant in the Premises in connection with such Alteration does not exceed $150,000 and all prior Alterations for which Landlord’s consent was not required will not exceed $300,000 in any twelve (12) month period; (ii) the Alteration in question will have no effect on the various systems of the Building, including without limitation, the HVAC, plumbing and fire protection systems, the Building structure or the exterior appearance of the Building, and (iii) such Alteration will not cause Tenant to exceed the maximum floor load for the Building. Except for Minor Alterations, Tenant shall pay to Landlord on demand an amount equal to two percent (2%) of all hard costs incurred by Tenant or its contractors or agents in connection with any Alterations to cover Landlord’s overhead and expenses for plan review, coordination, scheduling and supervision. In addition, except for Minor Alterations, upon demand, Tenant shall reimburse Landlord for all reasonable out-of-pocket costs incurred by Landlord in connection with any Alterations, including, without limitation, the costs of any third-party architects, engineers or consultants hired by Landlord to review drawings for Alterations.
(b)    Landlord may impose, as a condition of its consent to all Alterations such requirements as Landlord reasonably deems desirable including, but not limited to: (i) the requirement that upon Landlord’s request, made at the time such consent is given, Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term and repair any damage to the Premises and Building caused by such removal; (ii) the requirement that Tenant utilize for such purposes only contractors, materials, mechanics and materialmen selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld or delayed; and/or (iii) require that Tenant fully comply with the provisions of Section 8700 of the California Civil Code or submit evidence satisfactory to Landlord that Tenant is exempt from the requirements of such Section 8700. Notwithstanding the foregoing, to the extent any Alterations would materially affect the systems of the Building, including without limitation, the HVAC, plumbing, and fire protection systems, the exterior of the Building or any equipment located on the exterior of the Building, any portion of the Project outside of the Building or any structural component of the Building, such Alterations shall be subject to Landlord’s consent in the exercise of its sole discretion; to the extent such Alterations would merely affect the systems of the Building, including without limitation, the HVAC, plumbing, and fire protection systems, but not materially, Tenant shall observe reasonable rules relating thereto established by

Landlord. Tenant shall construct such Alterations and perform any repairs which Tenant is obligated to perform hereunder at Tenant’s cost and in conformance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance and pursuant to a valid building permit, issued by the city and/or county in which the Building is located, in conformance with Landlord’s construction rules and regulations. Neither Landlord’s selection or approval of a contractor nor its approval of the plans, specifications and working drawings for Alterations shall create any responsibility or liability on the part of Landlord for the quality or adequacy of the contractor, for the completeness, design sufficiency, or compliance of such plans, specifications and working drawings with all laws, rules and regulations of governmental agencies or authorities. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. Tenant shall cause all work to be performed in such manner as not to obstruct access to the Project or the Common Areas for any other tenant of the Project, and as not to obstruct the business of Landlord or other tenants in the Project, or unreasonably interfere with the labor force working on the Project. Promptly upon completion of any Alterations, if required by code, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to Landlord a reproducible copy of the “as built” drawings of the Alterations and, if available, such drawings in “CAD” format.
(c)    All Alterations which may be installed or placed in or about the Premises, and all signs installed in, on or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord, other than trade fixtures and equipment which may be removed without material damage to the Premises on the expiration of the Lease Term or its earlier termination; provided, however, that to the extent any trade fixtures and equipment were installed or placed in or about the Premises at the cost and expense of Landlord, such trade fixtures and equipment shall remain the property of Landlord upon expiration of the Lease Term or its earlier termination. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations, then as a matter which shall survive termination of this Lease, Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any Alterations by Tenant or at Tenant’s behest.
13.    Repairs.
(a)    Except as otherwise expressly provided in this Lease, Landlord shall have no obligation to alter, remodel, improve, repair, renovate, redecorate or paint all or any part of the Premises. Landlord shall repair, maintain and replace as necessary and in good condition, as part of Operating Expenses to the extent provided in Section 7 hereof, the foundation and structural elements of the Building (including structural load bearing walls and roof structure and roof membrane and skylights), and the Building’s and Project’s Common Areas; provided, however, to the extent such maintenance, repairs or replacements are required as a result of any act, neglect, fault or omission of Tenant or any of Tenant’s agents, contractors, employees, invitees, licensees, tenants or assigns (the “Tenant’s Parties”) or because of Tenant’s specific use of or Alterations to the Premises, Tenant shall pay to Landlord, as Additional Rental, the costs of such maintenance, repairs and replacements to the extent such costs are not covered by insurance proceeds (subject to the waiver of subrogation below). Landlord shall not be liable for any failure to make any such repairs, or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant. There shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Project, Building or the Premises or in or to fixtures, appurtenances and equipment therein. Landlord shall not be required to make any repairs or improvements to the Premises other than as expressly required under this Lease.
(b)    Except for Landlord’s obligations specifically set forth elsewhere in this Lease, Tenant shall at all times and at Tenant’s sole cost and expense, manage and maintain the Premises (including all Building systems) in a good condition consistent with similar Class “A” buildings in Mountain View and shall keep, maintain, clean, repair, and replace, as necessary, the Premises and all parts thereof, including, without limitation, plumbing/pipes and conduits at the point of entry into the Premises and inside the Premises, all HVAC systems located within the Premises, all windows, restrooms, ceilings, interior walls, interior and demising walls, doors, electrical and lighting equipment, sprinkler systems, loading dock areas and doors, fences, signs, sprinkler and electrical systems within the Premises, fire and life safety systems and lighting and HVAC control systems, and any Tenant Improvements and Alterations, so as to keep the Premises in such good condition and repair, reasonable wear and tear and casualty damage excepted. Additionally, Tenant shall be responsible for the expense of installation, operation, and maintenance of its telephone and other communications cabling from the point of entry into the Project to the Premises and throughout the Premises. Tenant shall at once report, in writing, to Landlord any defective or dangerous condition known to Tenant. Tenant shall maintain the Building’s systems which are located in the interior of the Premises. At Landlord’s option, if Tenant fails to maintain the Premises or to make such repairs beyond any applicable notice and cure period, Landlord may, but need not, perform such maintenance or make such repairs, in which case Tenant shall pay Landlord the cost thereof, including a percentage of the cost (not to exceed 10%) thereof sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement upon being billed for same. Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs and maintenance to the Premises or to any equipment located in the Building as Landlord shall be required to maintain hereunder or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. To the fullest extent permitted by Law, Tenant hereby waives and releases all rights to make repairs at the expense of Landlord or in lieu thereof to vacate the Premises as may be provided byany law, statute or ordinance now or hereafter in effect, including Sections 1941 and 1942 of the California Civil Code. Landlord has no obligation and has made no promise to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, except as specifically and expressly herein set forth. Notwithstanding the foregoing, if (i) a capital repair or replacement to any item described in this Section 13(b) is necessary or required, (ii) such repair or replacement would normally be capitalized under normal accounting practice and is in excess of Twenty Thousand Dollars ($20,000), and (iii) if as a result of such expenditure the useful life of item being repair or replaced (as such useful life is based on the estimated actual life pursuant to generally accepted accounting practices) will extend beyond the Lease Term, then, subject to the requirements set forth in this Section 13, Landlord will reimburse Tenant for Landlord's prorata share thereof within thirty (30) days following the substantial completion of the applicable repair or replacement. Landlord's prorata share of such expenditure shall be a fraction, the numerator of which is the number of months remaining on the useful life of the item being repaired or replaced after the expiration or sooner termination of this Lease, and the denominator of which is the total number of months of the useful life of the repaired or replaced item. As a condition precedent to Landlord's obligation to reimburse Tenant for a prorata share of any such expenditure, Tenant shall first obtain Landlord's prior written approval of the contractor, the plans and specifications, the amount of any such expenditure and the useful life resulting from such expenditure, which approval shall not be unreasonably withheld or delayed. Upon such approval, either party shall, at the other party's request, enter into an amendment of this Lease identifying the amount subject to reimbursement by Landlord.

(c)    Tenant shall, at Tenant’s sole cost and expense, procure and maintain regularly scheduled preventive maintenance/service contracts (copies of which shall be delivered to Landlord upon request), in form and substance approved by Tenant, for: (a) heating, air conditioning and ventilation equipment; (b) boiler, fired or unfired pressure vessels; (c) fire sprinkler and/or standpipe and hose or other automatic fire extinguishing systems, including fire alarm and/or smoke detection; and (d) elevators, to the extent solely within the Premises. All maintenance/service contracts shall include all services recommended by the equipment manufacturer within the operation/maintenance manual and shall become effective (and a copy thereof delivered to Landlord) within thirty (30) days following the Lease Commencement Date. The term of any such service contracts shall not extend beyond the Lease Term.
(d)    If Tenant refuses or neglects to repair and maintain the Premises properly as required hereunder to the reasonable satisfaction of Landlord, then at any time following fifteen (15) days from the date on which Landlord makes a written demand on Tenant to effect such repair and maintenance and which is not cured by Tenant, Landlord may (i) enter upon the Premises and perform such maintenance and/or make such repairs, and upon completion thereof, Tenant agrees to pay to Landlord as Additional Rental, Landlord’s costs for making such repairs plus ten percent (10%) of such costs for overhead, within 30 days after receipt from Landlord of a written itemized bill therefor, or (ii) take over Tenant’s repair obligations for the remainder of the Term (including any Option Terms), and include the cost of same in Operating Expenses. Any amounts not reimbursed by Tenant within the aforementioned 30-day period will bear interest at the Interest Rate until paid by Tenant. Notwithstanding the foregoing, the initial 15-day period set forth above shall be five (5) days in the event of an emergency which constitutes a dangerous condition to persons or property.
14.    Landlord’s Right of Entry.
Notwithstanding anything to the contrary contained in this Section 14, Landlord shall retain duplicate keys to all doors of the Premises and Landlord or any Landlord Party may enter the Premises at any time to: (a) examine and inspect the Premises (including to confirm Tenant’s compliance with its obligations under this Lease), (b) show the Premises to prospective investors, purchasers, mortgagees, lessors or lessees, (c) make such repairs, alterations, replacements or additions to the Premises (i) which Landlord may elect to perform following Tenant’s failure to perform or in the event of an emergency, or (ii) for which Landlord is responsible, (d) comply with any Laws, (e) post notices of nonresponsibility and (f) exercise Landlord’s remedies upon the occurrence and during the continuation of a Default all without being liable to Tenant in any manner whatsoever for any damages arising therefrom; provided, however, that Landlord shall, except in case of emergency, afford Tenant such prior notification of an entry into the Premises as shall be reasonably practicable under the circumstances, but not less than twenty-four (24) hours, unless otherwise agreed to by Tenant. Landlord shall be allowed to take into and through the Premises any and all materials that may be required to make any such repairs, additions, alterations or improvements. Any such entries shall be without the abatement of Rent and shall include the right to take such reasonable steps as are required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises in the circumstances and manner described in this Section 14 shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. In connection with any entry, Landlord and its agents shall comply with Tenant’s reasonable security measures.

15.    Insurance.
(a)    Tenant shall procure at its expense and maintain throughout the Lease Term the following policies of insurance:
(1)    commercial general liability insurance including contractual liability and broad form property damage with an each-occurrence limit of Five Million Dollars ($5,000,000) and a general aggregate limit of Five Million Dollars ($5,000,000). Such insurance shall name Landlord and its property manager and their respective officers, partners, members and employees and such additional persons or entities as Landlord may from time-to-time designate in writing as an additional insured, shall specifically include the liability assumed hereunder by Tenant, and is intended to be primary insurance, and not excess over or contributory with any other valid, existing, and applicable insurance in force for or on behalf of Landlord, and shall provide that Landlord shall receive thirty (30) days’ written notice from the insurer prior to any cancellation or change of coverage. Such insurance shall, in addition, extend to provide contractual liability coverage, extending to the indemnities by Tenant provided for in this Lease and to any liability assumed in any contract entered into in the course of Tenant’s business;
(2)    automobile liability insurance covering owned, hired and non-owned automobiles in amount not less than $1,000,000 each accident;
(3)    “all risk” property insurance on a “special causes of loss” basis (including boiler and machinery (if applicable); business income and extra expense; sprinkler damage, including earthquake sprinkler leakage, vandalism and malicious mischief) on the Tenant Improvements, any Alterations installed in the Premises by or on behalf of Tenant, all leasehold improvements installed in the Premises by Tenant at its expense, and all of Tenant’s personal property, such insurance to include a building ordinance provision (as to those Alterations for which such a provision will apply), a waiver of subrogation from Tenant’s insurer in favor of Landlord and any parties reasonably designated by Landlord. Such insurance shall be an amount equal to full replacement cost of the aggregate of the foregoing and for business income and extra expense shall equal 12 months of income and shall provide coverage comparable to the coverage in the standard ISO “special causes of loss” form, when such form is supplemented with the coverages required above, and the property insurance for leasehold improvements and Alterations shall name Landlord as a loss payee as their interest may appear;
(4)    worker’s compensation insurance, statutory and employer’s liability coverage in an amount not less than $1,000,000 Disease-Policy Limit; and
(5)    such other insurance as may be required by Law or reasonably required by Landlord.
Additionally, Tenant shall at a minimum require all of its contractors, subcontractors, and vendors to maintain commercial general liability insurance meeting the commercially reasonable requirements of Landlord, automobile liability per Section 15(a)(2) and workers’ compensation coverage including employers liability per Section 15(a)(4) in addition such coverage shall include a Waiver of Subrogation in favor of Landlord, its property manager and their respective officers, partners, members and employees and such additional persons or entities as Landlord may from time-to-timedesignate in writing, and provide evidence of insurance as required by Landlord. At a minimum they shall be required to provide evidence of coverage and such other insurance as may be required by Landlord. Additionally, contractors, subcontractors and vendors participating in the construction of the Tenant Improvements shall be required to provide the insurance specified in the Work Letter.

All insurance policies required under Section 15(a) shall be issued by carriers licensed to do business in the State of California each with a Best’s Insurance Reports policy holder’s rating of not less than A- and a financial size category of not less than Class VIII, shall be written on an “occurrence basis,” which shall afford coverage for all claims based on acts, omissions, injury and damage, which occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period and shall be non-cancellable and not subject to material change except after thirty (30) days’ written notice to Landlord and any mortgagee or underlying ground lessor of Landlord except for non-payment of premium in which case ten (10) days’ notice shall be given. Tenant shall deliver policies of such insurance or certificates thereof to Landlord prior to the date that Tenant occupies the Premises for any reason, and evidence of renewals of such policies shall be delivered to Landlord at least ten (10) days prior to the expiration of each respective policy term. In the event Tenant shall fail to procure and keep such insurance in full force and effect during the Term, or to deliver such policies or certificates within said time frame, Landlord may, at its option, procure same for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rental within five (5) Business Days after delivery to Tenant of bills therefor. Tenant shall have the right to satisfy the foregoing insurance requirements pursuant to so-called “umbrella”, “blanket” or “excess” insurance coverage so long as the minimum coverages described above are applicable to the Premises, Landlord and the Project, as applicable. Landlord has the right to reasonably amend and/or increase the insurance requirements contained in this Section 15; provided that Landlord provides Tenant with at least thirty (30) days’ prior notice to comply with such amended policies and/or increase coverage amounts, but in no event shall such amended policies and/or increase coverage amounts be in excess of that required by landlords of comparable buildings within the vicinity of the Building for tenants of comparable financial strength and consistent with the size of the space leased by such tenants.
(b)    Landlord shall maintain at its expense (but with the expense to be included in Operating Expenses) throughout the Lease Term insurance on the Building against fire and risks covered by “special causes of loss” form (excluding earthquake and flood) on a 100% “replacement cost” basis. At Landlord’s election, in its sole and absolute discretion, Landlord may procure earthquake coverage as a part of such insurance. Landlord’s insurance shall: (i) cover the Building; (ii) not cover any Alterations installed in the Premises by or on behalf of Tenant; (iii) have a building ordinance provision; and (iv) provide for rental interruption insurance covering a period of twelve (12) full months. Landlord shall also maintain at its expense (but with the expense to be included inOperating Expenses) commercial general liability insurance including contractual liability coverage (or with contractual liability endorsement) on an occurrence basis in amounts not less than Five Million Dollars ($5,000,000) per occurrence and general aggregate limit of Five Million Dollars ($5,000,000) with respect to bodily injury or death and property damage. Notwithstanding the foregoing obligations of Landlord to carry insurance, Landlord may (x) modify the foregoing coverages if and to the extent it is commercially reasonable to do so, and (y) carry additional insurance, including without limitation earthquake and flood, at its sole discretion, and the cost thereof shall be included in Operating Expenses. Any insurance required or permitted to be carried by Landlord hereunder may be carried under blanket policies covering other properties of Landlord and/or its partners and/or their respective related or affiliated corporations so long as such blanket policies provide insurance at all times for the Project as required by this Lease.
16.    Waiver of Subrogation. Notwithstanding anything to the contrary in this Lease, to the extent that this waiver does not invalidate or impair their respective insurance policies, Landlord and Tenant waive any right of recovery against the other party for any loss of or damage to property which loss or damage is (or, if the insurance required hereunder had been carried, would have been) covered by the waiving party’s property insurance, and Landlord and Tenant shall each obtain from their respective insurers under all policies of fire, theft, and other property insurance maintained by either of them at any time during the Term insuring or covering the Project or any portion thereof of its contents therein, a waiver of all rights of subrogation which the insurer of one party might otherwise, if at all, have against the other party. This provision shall not operate to prevent Landlord from including the cost of the deductibles of such insurance in Operating Expenses.
17.    Default.
(a)    The following events shall be deemed to be events of default by Tenant under this Lease (each, a “Default”): (i) Tenant shall fail to pay when due any installment of Rent or any other charge or assessment against Tenant pursuant to the terms hereof, and shall fail to cure such breach within five (5) days after written notice that such amount is past due, but if any such notice shall be given more than once during the twelve (12) month period commencing with the date of the first (1st) such notice, the second (2nd) failure to pay within five (5) business days after due any Rent or any other charge required to be paid to Landlord under this Lease during such twelve (12) month period shall be an Default, without notice; (ii) Tenant shall fail to perform any obligation of Tenant or to comply with any provision of this Lease, other than the payment of the Rent or any other charge or assessment payable by Tenant or compliance with the items in clauses (iii) through (xi) hereof, and shall not cure such failure within thirty (30) days after written notice thereof to Tenant; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; and provided further, that if the nature of such failure is that it cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period, notifies Landlord within such period that it cannot reasonably complete such cure within thirty (30)days and thereafter diligently proceeds to cure said failure as soon as possible but in no event later than ninety (90) days after receipt of Landlord’s notice; (iii) abandonment of the Premises by Tenant as defined in California Civil Code Section 1951.3; (iv) Tenant shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a petition in bankruptcy, or shall be adjudicated as bankrupt or insolvent, or shall file a petition in any proceeding seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file an answer admitting or fail timely to contest the material allegations of a petition filed against it in any such proceeding, which is not dismissed within forty-five (45) days; (v) a proceeding is commenced against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, and such proceeding shall not have been dismissed within forty-five (45) days after the commencement thereof; (vi) a receiver or trustee shall be appointed for the Premises or for all or substantially all of the assets of Tenant; (vii) Tenant shall fail to take possession of the Premises as provided in this Lease; (viii) Tenant shall do or permit to be done anything which creates a lien upon the Premises or the Project and such lien is not removed or discharged within fifteen (15) days after the filing thereof; (ix) Tenant shall fail to return a properly executed instrument to Landlord in accordance with Section 25 hereof within the time period provided therein, which is not cured within three (3) Business Days after notice; or (x) Tenant shall fail to return a properly executed estoppel certificate to Landlord in accordance with Section 26 hereof within the time period provided therein, which is not cured within three (3) Business Days after notice.
(b)    In the event of any such Default by Tenant, in addition to any other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this

Lease and all rights of Tenant hereunder and to remove Tenant from the Premises in accordance with law. In the event that Landlord shall elect to so terminate this Lease then Landlord may recover from Tenant:
(i)    the worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus
(ii)    the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(iii)    the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus
(iv)    any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.
As used in clauses (i) and (ii) above, the “worth at the time of award” is computed by allowing interest at the maximum rate permitted by law per annum. As used in clause (iii) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
(c)    In the event of any Default by Tenant, Landlord shall also have the right, with or without terminating this Lease, but subject to applicable law, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant for such period of time as may be required by applicable law after which time Landlord may dispose of such property in accordance with applicable law. No re-entry or taking possession of the Premises by Landlord pursuant to this Section 17(c) shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. In addition to its other rights under this Lease, Landlord has the remedy described in California Civil Code Section 1951.4 (Landlord may continue the Lease in effect after Tenant’s breach and abandonment and recover the rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations).
(d)    Upon the occurrence of a Default, Landlord shall have the right to exercise and enforce all rights and remedies granted or permitted by law. The remedies provided for in this Lease are cumulative and in addition to all other remedies available to Landlord at law or in equity by statute or otherwise. Exercise by Landlord of any remedy shall not be deemed to be an acceptance of surrender of the Premises by Tenant, either by agreement or by operation of law. Surrender of the Premises can be affected only by the written agreement of Landlord and Tenant.
(e)    No reentry or taking possession of the Premises by Landlord or any other action taken by or on behalf of Landlord shall be construed to be an acceptance of a surrender of this Lease or an election by Landlord to terminate this Lease unless written notice of such intention is given to Tenant. Tenant agrees to pay to Landlord all costs and expenses incurred by Landlord in the enforcement of this Lease, including, without limitation, the reasonable fees of Landlord’s attorneys. Tenant waives any right of redemption arising as a result of Landlord’s exercise of its remedies under this Section 17.

18.    Waiver of Breach.
No waiver of any breach of the covenants, warranties, agreements, provisions, or conditions contained in this Lease shall be construed as a waiver of said covenant, warranty, provision, agreement or condition or of any subsequent breach thereof, and if any breach shall occur and afterwards be cured, compromised, settled or adjusted, this Lease shall continue in full force and effect as if no breach had occurred.
19.    Assignment and Subletting.
(a)    Tenant may not directly or indirectly, voluntarily or by operation of law (i) assign this Lease or any interest herein or in the Premises, or mortgage, pledge, encumber, hypothecate or otherwise transfer or sublet the Premises or any part thereof or (ii) permit the use of the Premises by any party other than Tenant, including another tenant of the Project (all of the foregoing are hereinafter sometimes referred to collectively as “Transfer,” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”) without Landlord’s prior written consent in each instance, which shall not be unreasonably withheld or delayed and subject to Sections 19(c), 19(h) and 19(i), below. In addition, Tenant shall not create or distribute materials or information intended to market the Premises in this Lease to any potential Transferee without disclosing any such materials or information to Landlord prior to distribution. Consent to one or more Transfers shall not operate to waive this requirement for Landlord’s consent, and all subsequent Transfers shall likewise be made only upon obtaining the prior written consent of Landlord in accordance with this Lease.
(b)    If Tenant desires to effect any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including a calculation of the “Transfer Premium” (defined below), the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and (v) any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space. Within twenty (20) days after Landlord’s receipt of such Transfer Notice, Landlord shall recapture (to the extent permitted pursuant to Section 19(h)), approve, or reasonably disapprove such Transfer. Any Transfer (except to a Permitted Transferee pursuant to Section 19(i) below) made without Landlord’s prior written consent or deemed approval shall, at Landlord’s option,be void and shall constitute a Default. Whether or not Landlord grants consent, Tenant shall pay Landlord’s reasonable review and processing fees, as well as any reasonable legal fees and other out of pocket costs incurred by Landlord, within thirty (30) days after written request by Landlord. If Landlord consents to any Transfer (and does not exercise any recapture rights Landlord may have under Section 19(h) below), Tenant may within six (6) months after Landlord’s consent, enter into such agreement to Transfer the Premises or portion thereof, upon materially the same terms and conditions as are set forth in the Transfer Notice.
(c)    Notwithstanding Section 19(a) above, without otherwise limiting the criteria upon which Landlord may withhold its consent to any proposed Transfer, it shall be reasonable for Landlord to withhold its consent to Transfer if (i) the proposed Transferee is a party who would (or whose use would) detract from the character of the Project as Class “A” office building, such as, without limitation, a dental, medical or chiropractic office or a governmental office; (ii) the proposed assignment or subletting is to a governmental subdivision or agency or any person or entity who enjoys diplomatic or sovereign immunity; (iii) such proposed Transferee is an existing tenant of the Project, and Landlord has comparable space available or becoming available in the Project to meet the Transferee’s needs; (iv) such proposed assignment, subletting or use would contravene any restrictive covenant (including any exclusive use) granted to any other tenant of the Project; (v) the proposed assignee or subtenant is a person or entity then negotiating with Landlord for the lease of space in the Project, and Landlord has comparable space available or becoming available in the Project to meet the Transferee’s needs; or (vi) the creditworthiness of the proposed assignee is not reasonably acceptable to Landlord (e.g. there does not exist reasonable evidence that assignee can pay the rent and additional rent to be charged to assignee).
(d)    Sublessees or transferees of the Premises shall become directly liable to Landlord for all obligations of Tenant hereunder pertaining to that portion of the Premises covered by their subleases or other instruments of transfer (e.g., an assignment) without relieving Tenant of any liability therefor (provided that sublessees liability for rent and security deposit shall be as set forth in the sublease), and Tenant shall remain obligated for all liability to Landlord arising under this Lease during the entire remaining Lease Term including any extensions thereof, whether or not authorized herein.
(e)    If Tenant is a partnership, an aggregate withdrawal or change, whether voluntary, involuntary or by operation of law, of partners owning a controlling interest in Tenant shall be deemed a voluntary assignment of this Lease and subject to the foregoing provisions. A change or series of changes in ownership of stock or other ownership interests which would result in direct or indirect change in ownership of less than fifty percent (50%) of the outstanding stock of or other ownership interests in such Tenant as of the date of the execution and delivery of this Lease shall not be considered a change of control. If neither Tenant nor any affiliate which controls Tenant is a corporation, partnership or other entity that is publicly traded on a recognized national stock exchange, then any transaction or series of related or unrelated transactions (including, without limitation, any dissolution, merger, consolidation or other reorganization, any withdrawal or admission of a partner or change in a partner’s interest, or any issuance, sale, gift, transfer or redemption of any capital stock of or ownership interest in such entity, whether voluntary, involuntary or by operation of law, or any combination of any of the foregoing transactions) resulting in the transfer of control of such Tenant, shall be deemed to be an assignment of this Lease subject to the provisions of this Section 19. The term “control” as used in this Section 19(e) means the power to directly or indirectly direct or cause the direction of the management or policies of Tenant. Any transfer of control of a subtenant which is a corporation or other entity shall be deemed an assignment of any sublease by such subtenant. However, the lack of a consent requirement shall not relieve Tenant of the obligation to deliver a timely Transfer Notice to Landlord.
(f)    Fifty percent (50%) of any consideration, net of Tenant’s reasonable, out-of-pocket costs incurred in the assignment or subletting (including Tenant’s reasonable expenses in constructing improvements specifically for the subtenant or assignee and reasonable brokerage commissions in connection with the Transfer), which is in excess of the Rent and other amounts due and payable by Tenant under this Lease, and which is due to Tenant by any assignee of this Lease or successor to Tenant (including pursuant to Section 19(b)) for its assignment, or by any sublessee under or in connection with its sublease, or otherwise due to Tenant by another party for use and occupancy of the Premises or any portion thereof, on a per-rentable-square foot basis if less than all of the Premises is transferred (the “Transfer Premium”), shall be promptly remitted by Tenant to Landlord as Additional Rental hereunder and Tenant shall have no right or claim thereto as against Landlord.

(g)    No assignment of this Lease consented to by Landlord shall be effective unless and until Landlord shall receive an original assignment and assumption agreement, in form and substance reasonably satisfactory to Landlord, signed by Tenant and Tenant’s proposed assignee, whereby the assignee assumes due performance of this Lease to be done and performed for the balance of the then remaining Lease Term. No subletting of the Premises, or any part thereof, shall be effective unless and until there shall have been delivered to Landlord an agreement, in form and substance reasonably satisfactory to Landlord, signed by Tenant and the proposed sublessee, whereby the sublessee acknowledges the right of Landlord to continue or terminate any sublease, in Landlord’s sole discretion, upon termination of this Lease, and such sublessee agrees to recognize and attorn to Landlord in the event that Landlord elects under such circumstances to continue such sublease.
(h)    Notwithstanding anything to the contrary contained in this Section 19 except paragraph (i) below, upon receipt of any Transfer Notice which contemplates a Transfer that (i) will result in Tenant or its Permitted Transferees (as hereinafter defined) no longer occupying at least fifty percent (50%) of the RSF of the Premises or (ii) has a term that is longer than seventy five percent (75%) of the then remaining Lease Term, Landlord shall have the option exercisable by written notice to Tenant given within twenty (20) days after receipt of the Transfer Notice, to recapture the space proposed to be sublet or assigned (“Transfer Space”). If Landlord exercises its option to recapture, the Lease shall terminate with respect to the Transfer Space on the commencement date specified in the Transfer Notice, and if there is no such date then thirty (30) days after Landlord sends its written notice of recapture. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, Landlord and Tenant shall enter into an appropriate amendment to this Lease confirming such partial termination of this Lease, providing for a prorata reduction in and apportionment of Base Rental and Tenant’s Share on a straight square footage basis, adding commercially reasonable lease provisions for a multi-tenant Building, if applicable, such as reasonable and appropriate access to the Transfer Space through the remainder of the Building and the equitable use of common facilities and parking, and Landlord shall have the right to use or relet the Transfer Space for any legal purpose in its sole discretion. If Landlord elects to recapture the Transfer Space, then Landlord shall separately demise the portion of the Premises so recaptured by Landlord from the balance of the Premises, including, without limitation, capping, re-routing or reconfiguring all mechanical, electrical, plumbing, life-safety and other systems and equipment serving the affected portions of the Premises and construct such other improvements as may be required by law or which Landlord reasonably deems to be necessary or appropriate to so demise the portion of the Premises so recaptured and the reasonable cost of such work shall be paid by Tenant at its sole cost. If Landlord declines or fails to elect in a timely manner to recapture the Transfer Space within such 20-day period, then, provided Landlord has consented or is deemed to have consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Transfer Space to the proposed Transferee, subject to the provisions of the last sentence of this grammatical paragraph. Any subsequent proposed Transfer of the applicable space shall be subject to this Section 19. If a proposed Transfer is not consummated within six (6) months after the date of the relevant Transfer Notice, Tenant shall be required to submit a new Transfer Notice to Landlord with respect to any contemplated Transfer of the Transfer Space described in the first Transfer Notice.
(i)    Notwithstanding Sections 19(a) and (b), an assignment or subletting by Tenant of all or a portion of the Premises or this Lease to (i) an entity which controls, is under common control, or is controlled or owned by Tenant, directly or indirectly; (ii) any entity which purchases all or substantially all of the assets of Tenant or majority of its stock; (iii) any entity into which Tenant is merged or consolidated; or (iv) the sale or transfer of a controlling interest of the capital stock of Tenant as provided hereinbelow (all such persons or entities described in (i), (ii), (iii) and (iv) being sometimes hereinafter referred to as “Affiliates”), shall not require Landlord’s consent and shall not be deemed a Transfer under this Section 19, provided that (A) any such Affiliate was not formed as a subterfuge to avoid the obligations of this Section 19; (B) Tenant gives Landlord at least twenty (20) days’ prior notice of any such assignment or sublease to an Affiliate (or within 20 days thereafter if prior notice is prohibited by law or confidentiality obligations); (C) such Affiliate shall have, as of the effective date of any such assignment or sublease, a Tangible Net Worth which is equal to or greater than the net worth of Heartflow, Inc., a Delaware corporation (“Original Tenant”) as of the Lease Commencement Date; (D) any such assignment or sublease shall be subject and subordinate to all of the terms and provisions of this Lease, and such Affiliate shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord upon or prior to the effective date of such assignment or sublease, all the obligations of Tenant under this Lease with respect to the portion of the Premises which is the subject of such assignment or sublease (other than the amount of Base Rental payable by Tenant with respect to a sublease); and (E) Tenant shall remain fully liable for all obligations to be performed by Tenant under this Lease. Any Affiliate to whom Tenant may assign this Lease or sublease a portion of the Premises as permitted by this Section 19(i) shall be deemed to be a “Permitted Transferee”. The terms and provisions of Sections 19(f) and 19(h) shall not be applicable to a Transfer described in this Section I9(i). However, no assignment or subletting under this Section 19(i) shall be effective until Tenant and the assignee or sublessee have complied with Section 19(g) above.
20.    Destruction.
(a)    If the Premises are damaged by fire or other casualty, the same shall be repaired as speedily as practicable, subject to reasonable delay for insurance adjustment or other matters beyond Landlord’s reasonable control under the circumstances, at the expense of Landlord (subject to Section 20(c) below), unless this Lease is terminated as provided in this Section 20. Beginning on the date of such casualty and continuing during the period required for repair, a just and proportionate part of the Base Rental and Tenant’s Operating Expense Rental shall be abated for the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof, unless such damage to the Premises is due to the negligence or willful misconduct of Tenant or Tenant’s employees, contractors, licensees, or invitees, in which event Base Rental and Additional Rental shall be abated only to the extent Landlord is reimbursed from the proceeds of rental income or interruption insurance purchased by Landlord as part of Operating Expenses.
(b)    If the Premises are (i) damaged to such an extent that repairs cannot, in Landlord’s judgment, be completed within twelve (12) months after the date of the casualty; (ii) damaged or destroyed as a result of a risk which is not insured under standard special form/all risk insurance policies or any other insurance carried (or required to be carried) by Landlord under this Lease; (iii) damaged and the holder of any mortgage on the Project or ground or underlying lessor with respect to the Project and/or the Building requires that the insurance proceeds or any portion thereof be used to retire the mortgage debt or terminates the ground or underlying lease, as the case may be; or (iv) substantially damaged or destroyed during the last twelve (12) months of the Lease Term, as extended if permitted herein, then in any such event Landlord may at its option terminate this Lease by notice in writing given to Tenant within sixty (60) days after the date of such damage or destruction. If the Premises are damaged to such an extent that repairs cannot, in Landlord’s judgment, be completed within twelve (12) months after the date of the casualty or if the Premises are substantially damaged during the last twelve (12) months of the Lease Term, as it may have been extended if permitted herein, then in either such event Tenant may elect to terminate this Lease by notice in writing to Landlord within thirty (30) days after notice from Landlord of the estimated repair time (which estimate shall be given within sixty [60] days after the date of damage). Unless Landlord or Tenant elects to terminate this Lease as hereinabove provided, this Lease will remain in full force and effect and Landlord shall repair such damage to the extent required in this Section 20 as expeditiously as possible under the circumstances. If Landlord or Tenant terminates the Lease pursuant to this Section 20, then Tenant shall pay the Base Rental and Additional Rental properly apportioned (and as the same may have been abated in accordance with Section 20(a) above) up to such date of termination or casualty, as the case may be, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.
(c)    If Landlord should elect or be obligated pursuant to Section 20(a) above to repair because of any damage or destruction, Landlord’s obligation shall be limited solely to restoration of the Building to the condition provided to Tenant on the Delivery Date and shall not extend to any leasehold improvements in the Premises made by Tenant, furniture, equipment, supplies, trade fixtures or other personal property owned or leased by Tenant, its employees, contractors, invitees or licensees. If the cost of performing such repairs and restoration exceeds the actual proceeds of insurance paid or payable to Landlord on account of such casualty (other than deductible amounts), or if Landlord’s mortgagee under a mortgage or the lessor under an underlying lease shall require that any insurance proceeds from a casualty loss be paid to it, Landlord may terminate this Lease.
(d)    In no event shall Landlord be liable for any loss or damage sustained by Tenant or its visitors, or injury to Tenant’s business by reason of casualties mentioned hereinabove or any other accidental casualty.
(e)    The provisions of this Lease, including this Section 20, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Project. Any statute or regulation of the state in which the Building is located including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Project.
21.    Tenant’s Property.
Tenant shall be permitted to remove its trade fixtures, personal property, equipment and furniture from the Premises at any time during the Lease Term and any extensions thereof, and at the expiration or termination of the Lease, subject to and in accordance with the terms and conditions of this Lease otherwise governing the same.
22.    Services to the Premises.
(a)    Subject to the Rules and Regulations attached hereto as Exhibit D and unless access to the Premises is restricted by casualty, condemnation, Force Majeure or any governmental action, Tenant shall have access to the Premises 24 hours per day, 365 days per year, during the Lease Term.
(b)    Tenant shall pay for all water, gas, heat, light, power, telephone, sewer, sprinkler system charges, janitorial services, trash collection services, and other utilities and services used on or from the Premises, together with any taxes, penalties, and surcharges or the like pertaining thereto and any maintenance charges for utilities. Tenant shall furnish all electric light bulbs, tubes and ballasts, battery packs for emergency lighting and fire extinguishers. If any such services are not separately metered to Tenant, Tenant shall pay such proportion of all charges jointly metered with other premises as determined by Landlord, in its reasonable discretion. Any such charges paid by Landlord and assessed against Tenant shall be immediately payable to Landlord on demand and shall be Additional Rent hereunder. In addition, if applicable, to the extent any utility is not separately metered to the Premises, Landlord may, at its sole expense, install and shall have access to the Premises to monitor a separate meter (or submeter) to determine the actual use of any utility in the Premises or any shared common area and may make available and share actual whole-project energy and water usage data as necessary to maintain the Building's "green building" certification, if any. If there is no meter or submeter in the Premises, then, upon request, Tenant shall provide monthly utility usage to Landlord in electronic or paper format or provide permission for Landlord to request information regarding Tenant's utility usage directly from the utility company. Tenant will not, without the written consent of Landlord, contract with a utility provider to service the Premises with any utility, including, but not limited to, telecommunications, electricity, water, sewer or gas, which is not previously providing such service to other tenants in the Building. Except as provided in Section 22(f) below, Landlord shall in no event be liable for any interruption or failure of utility services on or to the Premises. If Tenant is billed directly by a public utility with respect to Tenant's energy usage at the Premises, then,upon request, Tenant shall provide monthly energy utility usage for the Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord's option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant's energy usage with respect to the Premises directly from the applicable utility company.
(c)    At the time of Landlord’s approval of Tenant’s Final Working Drawings (as such term is defined in the Work Letter) and of any proposed Alterations, Landlord may designate any improvements which Landlord reasonably determines in good faith will cause there to be wear and tear of any related dedicated HVAC system(s) or other building systems within the Premises or the Project (“Tenant’s Wear and Tear”) that is significantly greater than that which would be customary for premises being used for normal general office uses (“Normal Wear and Tear”), because of the hours during which such dedicated HVAC system(s) or building systems will be in use, the impact which equipment being operated by Tenant within the Premises will have on such dedicated HVAC system(s) or building systems, or other similar factors (the extent to which Tenant’s Wear and Tear exceeds Normal Wear and Tear being referred to herein as “Excess Wear and Tear”). If Landlord makes such a designation and Tenant constructs the improvements in question, then the incremental cost of operating the dedicated HVAC system(s) and/or building systems due to the Excess Wear and Tear along with the incremental cost of maintaining, repairing and replacing all or any portion of the dedicated HVAC system(s) and/or building systems resulting from such Excess Wear and Tear shall be paid by Tenant within thirty (30) days after written demand from Landlord as Additional Rental.
(d)    HVAC shall be supplied to the Premises from 8:00 A.M. to 6:00 P.M. Monday through Friday and 9:00 A.M. to 1:00 P.M., Saturdays (collectively, the “Business Hours”), except for the date of observation of New Year’s Day, Independence Day, Labor Day, Memorial Day, Thanksgiving Day, and Christmas Day, and at Landlord’s good faith discretion, other state and nationally recognized holidays selected by Landlord (collectively, the “Holidays”); provided, however, that if Tenant desires HVAC to be provided to the Premises during hours (“Non-Business Hours”) other than Business Hours (“After Hours HVAC”), Tenant shall provide Landlord with prior written notice (which at a minimum shall be 24 hours’ written notice of Tenant’s desired After Hours HVAC use and upon such additional conditions as shall be determined by Landlord from time to time, unless the controls are in the Premises in which case Tenant may turn on such HVAC. Tenant shall pay to Landlord Landlord’s then prevailing charges (reflecting Landlord’s good faith estimate of Landlord’s actual direct and indirect cost of providing such After Hours HVAC to an individual floor or zone including, without limitation, the cost of utility service, accelerated wear and tear and depreciation of Building systems, labor required for processing Tenant After Hours HVAC requests and operating the Building HVAC system, together with a reasonable administration fee) (the “After Hours HVAC Rate”) for supplying such After Hours HVAC within thirty (30) days of receipt of a bill therefor, which fee is currently $100 per hour. Tenant shall be responsible for and shall pay to Landlord any reasonable additional costs (including, without limitation, the costs of installation of additional HVAC equipment) incurred by Landlord because of the failure of the HVAC system to perform its function due to the occupancy of the Premises by more than one (1) person per 150 feet of RSF of the Premises, arrangement of partitioning in the Premises or changes or alterations thereto or from any use by Tenant of heat-generating machinery or equipment other than normal office equipment.
(e)    Except as provided in Section 22(f) below, Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service or utility, or for any diminution in the quality or quantity thereof, whether such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by Force Majeure, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or, except as expressly provided in this Lease, relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure of Tenant to receive any of the services or utilities as set forth in this Section 22.
(f)    In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof as a result of (i) Landlord's failure to provide to the Premises any of the essential utilities, repairs and/or services required to be provided by Landlord pursuant to this Section 22, or (ii) any failure by Landlord to provide access to the Premises (each such event herein referred to as an “Abatement Event”), then Tenant shall give Landlord notice of such Abatement Event. If such Abatement Event continues for five (5) consecutive Business Days after Landlord's receipt of any such notice from Tenant (“Eligibility Period”), then Tenant's obligation to pay Base Rental shall be abated or reduced, as the case may be, from and after the first (1st) day following the Eligibility Period and continuing until such time that Tenant is no longer prevented from using, and does not use, the Premises or a portion thereof. Such abatement shall be calculated in the proportion that the rentable square feet of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable square feet of the Premises. Notwithstanding the foregoing, Tenant shall only be entitled to such abatement of rent pursuant to this Section if the Abatement Event is caused by Landlord's negligence or willful misconduct or breach of this Lease. To the extent Tenant shall be entitled to abatement of rent because of a damage or destruction pursuant to Section 20 or a taking pursuant to Section 32, then the Eligibility Period shall not be applicable.
23.    Waiver of Jury Trial.
If either party commences litigation against the other for the specific performance of this Lease, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder or at law, the parties hereto agree to and hereby do waive any right to a trial by jury.

24.    Time.
Time is of the essence of this Lease and each of its provisions and whenever a certain day is stated for payment or performance of any obligation of Tenant or Landlord, the same enters into and becomes a part of the consideration hereof.
25.    Subordination and Attornment.
(a)    Except to the extent that Landlord’s mortgagee (or lessor under a ground lease) elects to make the Lease senior to the mortgage (or ground lease) pursuant to Section 25(b), Tenant agrees that this Lease and all rights of Tenant hereunder are and shall be subject and subordinate to any ground or underlying lease which may hereafter be in effect regarding the Project or any component thereof, to any mortgage now or hereafter encumbering the Premises or the Project or any component thereof, to all advances made or hereafter to be made upon the security of such mortgage, to all amendments, modifications, renewals, consolidations, extensions, and restatements of such mortgage, and to any replacements and substitutions for such mortgage, provided that Tenant’s possession of the Premises shall not be disturbed so long as Tenant is not in Default under this Lease. The terms of this provision shall be self-operative, and no further instrument of subordination shall be required. Tenant, upon request of any party in interest, shall execute within ten (10) Business Days of request by Landlord such instrument or certificates as may be reasonably required to carry out the intent hereof, whether said requirement is that of Landlord or any other party in interest, including, without limitation, any mortgagee. If Landlord or its mortgagee requests the same, Tenant agrees to execute, acknowledge and deliver within ten (10) Business Days following demand a subordination, non-disturbance and attornment agreement upon such mortgagee’s standard and commercially reasonable form evidencing such subordination of this Lease to the lien of the mortgage or lease. Tenant hereby irrevocably authorizes Landlord to execute and deliver in the name of Tenant any such instrument or instruments if Tenant fails to do so within the time period provided above, provided that such authorization shall in no way relieve Tenant from the obligation of executing such instruments or certificates.
(b)    If any mortgagee or lessor under a ground or underlying lease elects to have this Lease superior to its mortgage or lease and signifies its election in the instrument creating its lien or lease or by separate recorded instrument, then this Lease shall be superior to such mortgage or lease, as the case may be. The term “mortgage”, asused in this Lease, includes any deed of trust, deed to secure debt, or security deed and any other instrument creating a lien in connection with any other method of financing or refinancing. The term “mortgagee”, as used in this Lease, refers to the holder(s) of the indebtedness secured by a mortgage.
(c)    In the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any mortgage covering the Premises or the Project, or in the event the interests of Landlord under this Lease shall be transferred by reason of deed in lieu of foreclosure or other legal proceedings, or in the event of termination of any lease under which Landlord may hold title, Tenant shall attorn to the transferee or purchaser at foreclosure or under power of sale, or the lessor of Landlord upon such lease termination, as the case may be (sometimes hereinafter called “such person”), without any deductions or off set whatsoever, and shall recognize and be bound and obligated hereunder to such person as the Landlord under this Lease; provided, however, that no such person shall be (i) bound by any payment of Rent for more than one (1) month in advance, except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease (and then only if such prepayments have been deposited with and are under the control of such person); (ii) bound by any amendment or modification of this Lease made without the express written consent of the mortgagee or lessor of the Landlord, as the case may be; (iii) obligated to cure any defaults under this Lease of any prior landlord

(including Landlord); provided, however, that such person shall be responsible for ongoing maintenance and repair obligations of the Landlord; (iv) liable for any act or omission of any prior landlord (including Landlord); (v) subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord); or (vi) bound by any warranty or representation of any prior landlord (including Landlord) relating to work performed by any prior landlord (including Landlord) under this Lease. Tenant agrees to execute any attornment agreement not in conflict herewith requested by Landlord, the mortgagee or such person. Tenant’s obligation to attorn to such person shall survive the exercise of any such power of sale, foreclosure or other proceeding. Tenant agrees that the institution of any suit, action or other proceeding by any mortgagee to realize on Landlord’s interest in the Premises or the Building pursuant to the powers granted to a mortgagee under its mortgage, shall not, by operation of law or otherwise, result in the cancellation or termination of the obligations of the Tenant hereunder.
26.    Estoppel Certificates.
Within ten (10) Business Days after request therefor from Landlord, Tenant agrees to execute and deliver to Landlord in recordable form an estoppel certificate addressed to Landlord, any mortgagee or assignee of Landlord’s interest in, or purchaser of, the Premises or the Project or any part thereof, which shall be substantially in the form of Exhibit E attached hereto or in such other commercially reasonable form as may be required by same. Such certificate shall also include such other information as may reasonably be required by such mortgagee, assignee, purchaser or Landlord. Any such certificate may be relied upon by Landlord, any mortgagee, proposed mortgagee, assignee, purchaser and any other party to whom such certificate is addressed. Failure of Tenant to timely execute and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the form of estoppel certificate delivered by Landlord are true and correct, without exception.
27.    Cumulative Rights.
All rights, powers and privileges conferred hereunder upon the parties hereto shall be cumulative to, but not restrictive of, or in lieu of those conferred by law.
28.    Holding Over.
If Tenant remains in possession after expiration or termination of the Lease Term with or without the Landlord’s written consent, Tenant shall become a tenant-at-sufferance, and there shall be no renewal or extension of this Lease by operation of law. During the period of any such holding over, all provisions of this Lease shall be and remain in effect except that the monthly Base Rental shall be (i) one hundred fifty percent (150%) percent of the amount of Base Rental (including any adjustments as provided herein) payable for the last full calendar month of the Lease Term, including renewals or extensions, for the initial three (3) months of holdover and (ii) from and after the beginning of the fourth (4th) month of holdover two hundred percent (200%) of the amount of Base Rental (including any adjustments as provided herein) payable for the last full calendar month of the Lease Term, including renewals or extensions. The inclusion of the preceding sentence in this Lease shall not be construed as the Landlord’s consent for Tenant to hold over. Landlord hereby expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Section 28 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, any consequential damages and any lost profits resulting therefrom.
29.    Surrender of the Premises.
Upon the expiration or other termination of this Lease, Tenant shall quit and surrender to Landlord the Premises and every part thereof, and any Alterations, broom clean and in good condition and state of repair, reasonable wear and tear and damage due to casualty or condemnation excepted. Tenant shall remove all personalty and equipment not permanently attached to the Premises that it has placed upon the Premises, and repair any damage caused by such removal. At Landlord’s option, Tenant shall also be responsible for the removal of all wires and cables installed by Tenant in the Premises and within any risers or other portions of the Building to serve Tenant’s telecommunications and computer systems in the Premises; provided that the removal of such wires, cables and risers shall be effected by Tenant without damage to the Premises or the Building and without interference with the business or operations of Landlord or any other tenant of the Project. If Tenant shall fail or refuse to remove all of Tenant’s effects, personalty and equipment from the Premises upon the expiration or termination of this Lease for any cause whatsoever or upon the Tenant being dispossessed by process of law or otherwise, such effects, personalty and equipment shall be deemed conclusively to be abandoned and may be appropriated, sold, stored, destroyed or otherwise disposed of by Landlord without written notice to Tenant or any other party and without obligation to account for them. Tenant shall pay Landlord on demand any and all expenses incurred by Landlord in the removal of such property, including, without limitation, the cost of repairing any damage to the Building or Project caused by the removal of such property and storage charges (if Landlord elects to store such property). Tenant and Landlord shall, at least sixty (60) days before the last day of the Lease Term, arrange to meet together for a joint inspection of the Premises. In the event of either party’s failure to arrange and participate in such joint inspection, the participating party’s inspection at Tenant’s vacation of the Premises shall be deemed correct for purposes of determination of Tenant’s responsibility for repairs and restoration. The covenants and conditions of this Section 29 shall survive any expiration or termination of this Lease.
30.    Notices.
All notices required or permitted to be given hereunder shall be in writing and may be delivered in person to either party or may be sent by nationally recognized overnight courier or by United States mail, certified, return receipt requested, postage prepaid. Any such notice shall be deemed received by the party to whom it was sent (i) in the case of personal delivery or courier delivery, on the date of delivery to such party, and (ii) in the case of certified mail, on the date receipt is acknowledged on the return receipt for such notice or, if delivery is rejected or refused or the U.S. Postal Service is unable to deliver same because of changed address of which no notice was given pursuant hereto, the first date of such rejection, refusal or inability to deliver. All such notices shall be addressed to Landlord or Tenant at their respective address set forth hereinabove in the Basic Lease Information or at such other address as either party shall have theretofore given to the other by notice as herein provided. If Tenant is notified in writing of the identity and address of the Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant.

31.    Damage or Theft of Personal Property.
As a material part of the consideration to Landlord, all personal property brought into Premises by Tenant, or Tenant’s employees or business visitors, shall be at the risk of Tenant only, and Landlord shall not be liable for theft thereof or any damage thereto occasioned by any act or omission of co-tenants, occupants, invitees or other users of the Building or any other person. Tenant acknowledges Landlord shall not be providing any security for the Premises, Building or Project. Landlord shall not at any time be liable for damage to any property in or upon the Premises which results from power surges or other deviations from the constancy of electrical service or from gas, smoke, water, or rain, which issues or leaks from or forms upon any part of the Building or from the pipes or plumbing work of the same, or from any other place whatsoever.
32.    Eminent Domain.
(a)    If all or part of the Premises is taken for any public or quasi-public use by virtue of the exercise of the power of eminent domain or by private purchase in lieu thereof, this Lease shall terminate as to the part so taken as of the date of taking, and, in the case of a partial taking, either Landlord or Tenant shall have the right to terminate this Lease as to the balance of the Premises by written notice to the other within thirty (30) days after such date; provided, however, that a condition to the exercise by Tenant of such right to terminate shall be that the portion of the Premises taken shall be of such extent and nature as substantially to handicap, impede or impair Tenant’s use of the balance of the Premises. If title to so much of the Building is taken that a reasonable amount of reconstruction thereof will not in Landlord’s sole discretion result in the Building being a practical improvement and reasonably suitable for use for the purpose for which it is designed, then this Lease shall terminate on the date that the condemning authority actually takes possession of the part so condemned or purchased.
(b)    If this Lease is terminated under the provisions of this Section 32, Rent shall be apportioned and adjusted as of the date of termination.
(c)    If there is a partial taking of the Building and this Lease is not thereupon terminated under the provisions of this Section 32, then this Lease shall remain in full force and effect, and Landlord shall, within a reasonable time thereafter, repair or reconstruct the remaining portion of the Building to the extent necessary to make the same a complete architectural unit; provided that in complying with its obligations hereunder Landlord shall not be required to expend more than the net proceeds of the condemnation award which are paid to Landlord, and which the Landlord’s mortgagee permits Landlord to use for this purpose.
(d)    All compensation awarded or paid upon a total or partial taking of the Premises, or the Building shall belong to and be the property of Landlord without any participation by Tenant. Nothing herein shall be construed to preclude Tenant from prosecuting any claim directly against the condemning authority for moving expenses, loss of business, for damage to, and cost of removal of, trade fixtures, furniture and other personal property belonging to Tenant, and for the unamortized cost of leasehold improvements to the extent same were installed at Tenant’s expense (and not with the proceeds of the Tenant Improvement Allowance); provided, however, that no such claim shall diminish or adversely affect Landlord’s award. In no event shall Tenant have or assert a claim for the value of any unexpired term of this Lease. Subject to the foregoing provisions of this Section 32, Tenant hereby assigns to Landlord any and all of its right, title and interest in or to any compensation awarded or paid for the fee as a result of any such taking.

(e)    Notwithstanding anything to the contrary contained in this Section 32, if, during the Lease Term, the use or occupancy of any part of the Building or the Premises shall be taken or appropriated temporarily for a period of one hundred eighty (180) days or less for any public or quasi-public use under any governmental law, ordinance, or regulations, or by right of eminent domain, this Lease shall be and remain unaffected by such taking or appropriation and Tenant shall continue to pay in full all Rent payable hereunder by Tenant during the Lease Term. In the event of any such temporary appropriation or taking, Tenant shall be entitled to receive that portion of any award which represents compensation for the loss of use or occupancy of the Premises during the Lease Term, and Landlord shall be entitled to receive that portion of any award which represents the cost of restoration and compensation for the loss of use or occupancy of the Premises after the end of the Lease Term.
33.    Parties.
The term “Landlord,” as used in this Lease, shall include Landlord and its assigns and successors. Should Landlord’s interest in the Premises cease to exist for any reason during the Lease Term, then notwithstanding the happening of such event, this Lease nevertheless shall remain in full force and effect, and Tenant hereby agrees to attorn to the then owner of the Premises so long as such owner assumes all of the obligations of Landlord hereunder. The term “Tenant” shall include Tenant and its heirs, legal representatives and successors, and shall also include Tenant’s assignees, if this Lease shall be validly assigned for the balance of the Lease Term or any renewals or extensions thereof. Landlord’s right to transfer or assign Landlord’s interest in and to the Premises, or any part or parts thereof, shall be unrestricted; in the event of any such transfer or assignment by Landlord which includes the Premises, upon the assignee’s or transferee’s assumption of the obligations of Landlord arising after the effective date of the transfer, Landlord’s obligations first arising thereafter to Tenant hereunder shall cease as of the date of transfer and assumption and Tenant shall look only and solely to Landlord’s assignee or transferee for performance thereof.
34.    Liability of Tenant.
(a)    Tenant hereby assumes all risk of damage to property and injury to persons, in, on, or about the Premises from any cause whatsoever including without limiting the generality of the foregoing, whether caused by water leakage of any character from the roof, walls, or other portion of the Premises or the Building, the Project, or caused by gas, fire, oil, electricity, or any cause whatsoever (other than the intentional or willful misconduct or gross negligence of Landlord and its agents and employees), in, on, or about the Premises, the Building, the Project or any part thereof and agrees that Landlord, and its partners, joint venturers, members, shareholders, lenders and mortgagees, and their respective officers, agents, property managers, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage to property or injury to persons or resulting from the loss of use thereof, which damage or injury is sustained by Tenant or by other persons claiming through Tenant.
(b)    Except for the gross negligence, willful misconduct or breach of this Lease by Landlord or any Landlord Parties, Tenant shall indemnify and hold the Landlord Parties harmless from and defend Landlord and the other Landlord Parties against any and all loss, cost, damage, injury, expense and liability, including, without limitation, court costs and reasonable attorneys’ fees (collectively, “Claims”): (i) incurred in connection with or arising from any cause in or on the Premises (including, without limitation, Tenant’s installation, placement and removal of Tenant Improvements, Alterations, fixtures and/or equipment in, on or about the Premises); (ii) occurring in, on, or about any other portion of the Project to the extent such injury or damage shall be caused by the negligence or willful misconduct of Tenant or of the contractors, agents, servants, employees, licensees, invitees, guests or visitors of Tenant

(collectively, the “Tenant Parties”) in, on or about the Premises, Building and Project; or (iii) arising from any breach of this Lease by Tenant. Tenant further agrees to indemnify and hold the Landlord Parties harmless from, and defend the Landlord Parties against, any and all Claims arising from the conduct of any work or business of Tenant Parties in or about the Project, including any release, discharge, storage or use of any Hazardous Substance, hazardous waste, toxic substance, oil, explosives, asbestos, or similar material. In the event of a discrepancy between the terms of this Section 34 and the terms of Section 39 (concerning Hazardous Substance liability), the latter shall control. Nothing in this Section 34 is intended to nor shall it be deemed to override the provisions of Section 16.
35.    Force Majeure.
Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, moratorium, adverse weather, delays in receipt of permits, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure. The foregoing shall in no event be deemed to cause an extension of the Lease Commencement Date or Expiration Date, or in any way eliminate or defer any obligation of Tenant to pay Rent for the period in which a Force Majeure event occurs, except to the extent set forth in Section 20 hereof.
36.    Landlord’s Liability.
(a)    Landlord and the Landlord Parties shall have no personal liability with respect to any of the provisions of this Lease. If Landlord is in default with respect to its obligations under this Lease, Tenant shall look solely to the equity of Landlord in and to the Project for satisfaction of Tenant’s remedies, if any. It is expressly understood and agreed that Landlord’s liability under the terms of this Lease shall in no event exceed the amount of its interest in and to said Project. In no event shall any of the Landlord Parties be personally liable with respect to any of the provisions of this Lease and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Under no circumstances shall Landlord or any of the Landlord Parties be liable for injury to Tenant’s business or for any loss of income or profit therefrom. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder.
(b)    Except to the extent caused by the negligence or willful misconduct of any Tenant Party, Landlord shall indemnify and hold Tenant harmless from and against any and all claims or liability for any injury or damage to any person or property including any reasonable attorney’s fees (but excluding any consequential damages or loss of business) occurring in, on, or about the Project to the extent such injury or damage is caused by the gross negligence, intentional or willful misconduct of Landlord, its employees, its property manager, or its property manager’s employees; provided, however, that the foregoing indemnity shall not include claims or liability to the extent waived by Tenant pursuant to Section 34. Further, (i) in the event of a discrepancy between the terms of this Section and the terms of Section 39 concerning Hazardous Substances liability, the latter shall control; and (ii) nothing in this Section 36(b) is intended to nor shall it be deemed to override the provisions of Section 16.

(c)    Notwithstanding anything contained in this Lease to the contrary, Landlord shall in no event be liable to Tenant or any other person for any consequential damages, special or punitive damages, or for loss of business, revenue, income or profits even if caused by the active or passive negligence, or intentional or willful misconduct, of any Landlord Party, and Tenant hereby waives any and all claims for any such damages. Except for Tenant’s holding over in the Premises, Tenant shall in no event be liable to Landlord or any other person for any consequential damages, special or punitive damages, or for loss of business, revenue, income, or profits even if caused by the active or passive negligence, or intentional or willful misconduct, of Tenant, and Landlord hereby waives any and all claims for any such damages. The provisions of this Section 36 shall survive the expiration or sooner termination of this Lease.
37.    Landlord’s Covenant of Quiet Enjoyment.
Provided Tenant performs the terms, conditions and covenants of this Lease, and subject to the terms and provisions hereof, including Landlord’s right to perform any Construction Work, and the rights of any mortgagees or ground lessors of the Project, Landlord covenants and agrees to take all necessary steps to secure and to maintain for the benefit of Tenant the quiet and peaceful possession of the Premises, for the Lease Term, without hindrance, claim or molestation by Landlord or any other person lawfully claiming under Landlord. The foregoing covenant is in lieu of any other covenant, express or implied.
38.    Letter of Credit.
(a)    Delivery of Letter of Credit. Concurrently with the execution and delivery of this Lease, Tenant shall deliver to Landlord, as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer (or which Landlord reasonably estimates that it may suffer) as a result of any breach or default by Tenant under this Lease, an irrevocable and unconditional negotiable standby letter of credit (the “Letter of Credit”) containing the terms required herein, running in favor of Landlord, issued by, a solvent, nationally recognized bank with a long term rating from Standard and Poor’s Professional Rating Service of A or a comparable rating from Moody’s Professional Rating Service or higher, under the supervision of the Superintendent of Banks of the State of California, or a national banking association (the “Bank”), and payable upon presentation to an operating retail branch located in San Francisco, California (or, subject to Landlord’s subsequent agreement with the applicable Bank and without delay in the Bank’s processing of any applicable draw on the Letter of Credit, payable upon delivery of a facsimile draw) of such Approved Issuer, in an amount equal to Four Million Three Hundred Seventeen Thousand Nineteen and 20/100 Dollars ($4,317,019.20) (the “Letter of Credit Amount”), as the same may be reduced pursuant to Section 38(f) below. The Letter of Credit shall (i) be “callable” at sight, irrevocable and unconditional, (ii) be maintained in effect, whether through renewal (pursuant to a so-called “evergreen provision”) or extension, for the period from the Delivery Date and continuing until the date (the “LC Expiration Date”) that is sixty (60) days after the expiration of the Term, and Tenant shall deliver to Landlord a new Letter of Credit, certificate of renewal or extension amendment at least sixty (60) days prior to the expiration of the Letter of Credit then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully transferrable by Landlord, its successors and assigns, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the Uniform Customs and Practices for Documentary Credits (2007-Rev), International Chamber of Commerce Publication #600, or the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. In addition to the foregoing, the form and terms of the Letter of Credit (and the Bank issuing the same) shall be acceptable to Landlord, in Landlord’s reasonable discretion. If Landlord notifies Tenant in writing that the Bank which issued the Letter of Credit has become financially unacceptable because the above requirements are not met or the Bank has filed bankruptcy or reorganization proceedings or is placed into a receivership or conservatorship, or the financial condition of the Bank has changed in any other materially adverse way, then Tenant shall have thirty (30) days to provide Landlord with a substitute Letter of Credit complying with all of the requirements of this Section 38. If Tenant does not so provide Landlord with a substitute Letter of Credit within such thirty (30) day period, then Landlord, or its then managing agent, shall have the right to draw upon the then current Letter of Credit. In addition to Landlord’s rights to draw upon the Letter of Credit in Section 38(d) below and as otherwise described in this Section 38, Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit if any of the following shall have occurred or be applicable: (A) such amount is past-due beyond applicable notice and cure periods under the terms and conditions of this Lease; (B) Tenant has filed a voluntary petition under the U.S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code, (D) the Bank has notified Landlord that the Letter of Credit will not be renewed or extended through the LC Expiration Date, or (E) Tenant has failed to deliver a new Letter of Credit or amendment to the existing Letter of Credit increasing the stated amount as required under the terms of this Lease. The Letter of Credit will be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the Letter of Credit. Tenant shall be responsible for paying the Bank’s fees in connection with the issuance of any Letter of Credit, certificate of renewal or extension amendment.
(b)    Transfer of Letter of Credit. The Letter of Credit shall provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the Letter of Credit to a successor owner of Landlord or its mortgagee. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Letter of Credit, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor arising after such transfer, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.
(c)    In General. If, for any reason, the amount of the Letter of Credit becomes less than the Letter of Credit Amount, Tenant shall within ten (10) Business Days thereafter, either provide Landlord with a cash security deposit equal to such difference or provide Landlord with additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total Letter of Credit Amount), and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Section 38, and if Tenant fails to comply with the foregoing, then, notwithstanding anything to the contrary contained in Section 17(a) above, the same shall constitute an incurable default by Tenant under this Lease (without the need for any additional notice and/or cure period). Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the LC Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than sixty (60) days prior to the expiration of the Letter of Credit), which shall be irrevocable and automatically renewable as above provided through the LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its reasonable discretion. However, if the Letter of Credit is not timely renewed, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Section 38, Landlord shall have the right to present the Letter of Credit to the Bank in accordance with the terms of this Section 38, and the proceeds of the Letter of Credit may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due (subject to applicable notice and cure periods) and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease (subject to applicable notice and cure periods), including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code. Any unused proceeds shall constitute the property of Landlord and need not be segregated from Landlord’s other assets. Landlord agrees to pay to Tenant within thirty (30) days after the LC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease (including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code); provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.
(d)    Application of Letter of Credit. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any breach or default on the part of Tenant under this Lease. If Tenant shall breach any provision of this Lease or otherwise be in default hereunder, in each case beyond applicable notice and cure periods, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the Letter of Credit, in part or in whole, to cure any breach or default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained, or that Landlord reasonably estimates that it will sustain, resulting from Tenant’s breach or default, including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any Laws, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and the use, application or retention of the Letter of Credit shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that (i) the Letter of Credit constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of

Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U.S. Bankruptcy Code or otherwise.
(e)    Security Deposit. Any proceeds drawn under the Letter of Credit and not applied as set forth above shall be held by Landlord as a security deposit (the “Deposit”). No trust relationship is created herein between Landlord and Tenant with respect to the Deposit, and Landlord shall not be required to keep the Deposit separate from its general accounts. The Deposit shall be held by Landlord as security for the faithful performance by Tenant of all of the provisions of this Lease to be performed or observed by Tenant. If Tenant fails to pay any Rent, or otherwise defaults with respect to any provision of this Lease, Landlord may (but shall not be obligated to), and without prejudice to any other remedy available to Landlord, use, apply or retain all or any portion of the Deposit for the payment of any Rent in default or for the payment of any other sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby, including, without limitation, prospective damages and damages recoverable pursuant to California Civil Code Section 1951.2. Tenant waives the provisions of California Civil Code Section 1950.7, or any similar or successor laws now or hereinafter in effect, that restrict Landlord’s use or application of the Deposit, or that provide specific time periods for return of the Deposit. Without limiting the generality of the foregoing, Tenant expressly agrees that if Landlord terminates this Lease due to an Event of Default or if Tenant terminates this Lease in a bankruptcy proceeding, Landlord shall be entitled to hold the Deposit until the amount of damages recoverable pursuant to California Civil Code Section 1951.2 is finally determined. If Landlord uses or applies all or any portion of the Deposit as provided above, Tenant shall within ten (10) days after demand therefor, deposit cash with Landlord in an amount sufficient to restore the Deposit to the full amount thereof, and Tenant’s failure to do so shall, at Landlord’s option, be an Event of Default under this Lease. At any time that Landlord is holding proceeds of the Letter of Credit pursuant to this Section 38, Tenant may deposit a Letter of Credit that complies with all requirements of this Section 38, in which event Landlord shall return the Deposit to Tenant within ten (10) days after receipt of the Letter of Credit. If Tenant performs all of Tenant’s obligations hereunder, the Deposit, or so much thereof as has not previously been applied by Landlord, shall be returned, without payment of interest or other increment for its use, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) within 60 days following the later of the expiration of the Term or Tenant’s vacation and surrender of the Premises in accordance with the requirements of this Lease. Landlord’s return of the Deposit or any part thereof shall not be construed as an admission that Tenant has performed all of its obligations under this Lease. Upon termination of Landlord’s interest in this Lease, if Landlord transfers the Deposit (or the amount of the Deposit remaining after any permitted deductions) to Landlord’s successor in interest, and thereafter notifies Tenant of such transfer and the name and address of the transferee, then Landlord shall be relieved of any further liability with respect to the Deposit. Thereafter, Tenant shall look solely to the new owner or lessor for the return of said Deposit. The Deposit shall not be mortgaged, assigned or encumbered by Tenant. In the event of a permitted assignment under this Lease by Tenant, the Deposit may be held by Landlord as a deposit made by the permitted assignee in which event the Landlord shall have no further liability with respect to the return of said Deposit to the original Tenant.
(f)    So long as Tenant is not in monetary or material non-monetary default under this Lease beyond any applicable notice and cure period, the Letter of Credit Amount shall be subject to reduction pursuant to the following provisions of this Section 38(f):
(1)    If (i) Tenant shall have received, in the aggregate, after the date of execution of this Lease, $325,000,000.00 or more in private equity investment(s) and (ii) has at least $350,000,000.00 in cash shown on Tenant’s balance sheet, the Letter of Credit Amount shall be reduced by $1,079,254.80 (such that the remaining Letter of Credit Amount shall be $3,237,764.40) upon the date which is fifteen (15) days after Landlord's receipt of such certified financial statements and Tenant's notice to Landlord that Tenant has met such financial criteria; and
(2)    Upon Tenant reaching (i) positive net cash used in operating activities for two (2) consecutive calendar quarters as evidenced on an audited statement of cash flows and (ii) Tenant showing evidence as of such date of notice that it has a minimum of 350,000,000.00 in cash shown on Tenant’s balance sheet, the Letter of Credit Amount shall be further reduced by $1,079,254.80 (such that the remaining Letter of Credit Amount shall be $2,158,509.60) upon the date which is fifteen (15) days after Landlord's receipt of such certified financial statements and Tenant's notice to Landlord that Tenant has met such financial criteria.
Any such reduction in the Letter of Credit Amount shall be accomplished through amendment or replacement Letter of Credit to be provided by Tenant to Landlord at Tenant's sole cost and expense.
39.    Hazardous Substances.
Tenant hereby covenants and agrees that Tenant shall not cause or permit any “Hazardous Substances” (as hereinafter defined) to be generated, placed, held, stored, used, located or disposed of at the Project or any part thereof, except for such Hazardous Substances as are commonly and legally used or stored as a consequence of using the Premises for general office, R&D and administrative purposes, but only so long as the use or storage thereof do not pose a threat to public health or to the environment or would necessitate a “response action”, as that term is defined in “CERCLA” (as hereinafter defined), and so long as Tenant strictly complies or causes compliance with all applicable governmental rules and regulations concerning the use, storage, production, transportation and disposal of such Hazardous Substances. Promptly upon receipt of Landlord’s request, Tenant shall submit to Landlord true and correct copies of any reports filed by Tenant with any governmental or quasi-governmental authority regarding the generation, placement, storage, use, treatment or disposal of Hazardous Substances on or about the Premises. For purposes of this Section 39, “Hazardous Substances” shall mean and include those elements or compounds which are contained in the list of Hazardous Substances adopted by the United States Environmental Protection Agency (“EPA”) or in any list of toxic pollutants designated by Congress or the EPA or which are defined as hazardous, toxic, pollutant, infectious or radioactive by any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability (including, without limitation, strict liability) or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereinafter in effect (collectively “Environmental Laws”). Tenant hereby agrees to indemnify Landlord and hold Landlord harmless from and against any and all losses, liabilities, including strict liability, damages, injuries, expenses, including reasonable attorneys’ fees, costs of settlement or judgment and claims of any and every kind whatsoever paid, incurred or suffered by, or asserted against, Landlord by any person, entity or governmental agency for, with respect to, or as a direct or indirect result of, the presence in, or the escape, leakage, spillage, discharge, emission or release from, the Premises of any Hazardous Substances during the Term (including, without limitation, any losses, liabilities, including strict liability, damages, injuries, expenses, including reasonable attorneys’ fees, costs of any settlement or judgment or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), any so called federal, state or local “Superfund” or “Superlien” laws or any other Environmental Law. The obligations of Tenant under this Section 39 shall survive any expiration or termination of this Lease.

40.    Broker.
Landlord and Tenant represent and warrant to each other that (except with respect to the Brokers identified in the Basic Lease Information) no broker, agent, commission salesperson, or other person has represented Landlord or Tenant in the negotiations for and procurement of this Lease and of the Premises and that (except with respect to the Brokers) no commissions, fees, or compensation of any kind are due and payable in connection herewith to any broker, agent, commission salesperson, or other person as a result of any act or agreement of Landlord or Tenant. Landlord and Tenant agree to indemnify and hold each other harmless from all loss, liability, damage, claim, judgment, cost or expense (including reasonable attorneys’ fees and court costs) suffered or incurred by the other party as a result of a breach by Landlord or Tenant, as applicable, of the representation and warranty contained in the immediately preceding sentence or as a result of Landlord’s or Tenant’s failure to pay commissions, fees, or compensation due to any broker who represented Landlord or Tenant, whether or not disclosed, or as a result of any claim for any fee, commission or similar compensation with respect to this Lease made by any broker, agent or finder (other than the Brokers) claiming to have dealt with Landlord or Tenant, whether or not such claim is meritorious. Landlord shall pay the Brokers a commission pursuant to a separate agreement.
41.    Signage.
(a)    Subject to Tenant’s compliance with the provisions of this Section 41 and Landlord’s reasonable approval, Tenant shall have the right to install signage on the monument sign for the Building and on the exterior or interior of the Building. If Landlord approves of the installation of any signage, the graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact location of Tenant's signage shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be consistent and compatible with the quality and nature of the Project and Landlord's standard signage program. In addition, Tenant's signage shall be subject to Tenant's receipt of all required governmental permits and approvals and shall be subject to all applicable Laws and to any covenants, conditions and restrictions affecting the Project. Tenant shall be responsible, at its sole cost and expense, for all costs associated with the design, fabrication, permitting, installation, repair, maintenance, replacement, removal of all Tenant’s signs and the repair of any damage to the Building resulting from the removal of such signage. Any signage rights granted by Landlord to signs on the exterior of the Building are personal to the Original Tenant executing this Lease and may not be assigned, voluntarily or involuntarily, to any person or entity other than the Original Tenant or a Permitted Transferee; provided, however, that the name of such Permitted Transferee is not an Objectionable Name. The sign rights granted to the Original Tenant hereunder are not assignable separate and apart from the Lease, nor may any sign right granted herein be separated from the Lease in any manner, either by reservation or otherwise without Landlord’s consent or as otherwise expressly permitted in this Lease. “Objectionable Name” shall mean any name which relates to an entity which is of a character or reputation, or is associated with a political orientation or faction, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend landlords of Class “A” buildings in Mountain View.
(b)    Any signs, notices, logos, pictures, names or advertisements which are installed outside of the Premises and that are not permitted by the terms of this Lease may be removed without notice by Landlord at the sole expense of Tenant.
(c)    Notwithstanding anything herein to the contrary, Tenant is solely responsible for obtaining all approvals, consents and permits, if any, from the City of Mountain View and/or any other applicable governmental agency necessary for Tenant to install and/or construct Tenant’s signage on the

Building or on any existing monument sign, and Landlord does not represent to Tenant that any signage will be permitted by the City of Mountain View and/or any other applicable governmental agency. Landlord shall at no cost or expense to Landlord, reasonably cooperate with Tenant in securing permits, variances, and all other necessary approvals for the purposes of installing such signage, including signage not permitted as of the date hereof but is sought by Tenant.
(d)    Tenant’s right to maintain the exterior signage granted hereunder is expressly conditioned upon Tenant (or a Permitted Transferee) occupying for the conduct of its business not less than fifty percent (50%) of the Premises.
42.    Attorney Fees.
In the event of any legal action or proceeding brought by either party against the other arising out of this Lease, the Prevailing Party in such action shall be entitled to recover from the non-Prevailing Party therein reasonable attorneys’ fees and costs incurred in such action (including, without limitation, all costs of appeal) and such amount shall be included in any judgment rendered in such proceeding. For purposes of this Lease a party shall be considered the “Prevailing Party” to the extent that (1) such party initiated the litigation and substantially obtained the relief which it sought whether by judgment, voluntary agreement or action of the other party, trial or alternative dispute resolution process, (2) such party did not initiate the litigation and did not receive judgment in its favor, but the party receiving the judgment did not substantially obtain the relief which it sought, or (3) the other party to the litigation withdrew its claim or action without having substantially received the relief which it was seeking. Notwithstanding the foregoing, however, Landlord shall be deemed the Prevailing Party in any unlawful detainer or other action or proceeding instituted by Landlord based upon any default or alleged default of Tenant hereunder if (i) judgment is entered in favor of Landlord, or (ii) prior to trial or judgment Tenant pays all or any portion of the rent claimed by Landlord, vacates the Premises, or otherwise cures the default claimed by Landlord. If Landlord becomes involved in any litigation or dispute, threatened or actual, by or against anyone not a party to this Lease, but arising by reason of or related to any act or omission of Tenant or any Tenant Party, Tenant agrees to pay Landlord’s reasonable attorneys’ fees and other costs incurred in connection with the litigation or dispute, regardless of whether a lawsuit is actually filed.
43.    Tenant’s Emergency Generator.
Tenant shall be permitted to install, at Tenant’s sole cost and expense, one (1) back-up emergency generator (“Tenant’s Emergency Generator”), subject to Landlord’s reasonable approval of the size and location outside the Building where Tenant’s Emergency Generator will be located and Tenant’s compliance all other terms and conditions of this Lease. Such generator shall be of such specifications, and include such platforms, fencing, enclosures, sheds and other related materials and equipment, as shall be reasonably approved by Landlord prior to installation. Upon the expiration or earlier termination of this Lease, Tenant shall remove the Tenant’s Emergency Generator, including, without limitation all electrical switch gear, underground conduit and feeders, enclosure and/or modifications to the generator site, repair any damage caused thereby, and restore the site and other facilities of the Building to their condition existing prior to the installation of Tenant’s Emergency Generator. For the purposes of determining Tenant's obligations with respect to its use of Tenant’s Emergency Generator herein provided, the location in which Tenant’s Emergency Generator is situated shall be deemed to be a portion of the Premises; consequently, all of the provisions of this Lease with respect to Tenant's obligations hereunder shall apply to the installation, use and maintenance of the Tenant’s Emergency Generator, including without limitation, provisions relating to compliance with requirements as to insurance, indemnity, repairs and maintenance, and compliance with Laws.

44.    Terrace Rights.
Tenant’s use of the balconies and terraces affixed to the Building (collectively, the “Terraces”) shall at all times be in compliance with applicable Laws, rules, regulations and requirements, and on the terms and conditions set forth herein. Tenant shall not make any improvements or alterations to the Terraces or affix or place graphics, signs and/or insignias, and/or the like, and/or furniture, fixtures, equipment or other items of any kind whatsoever on the Terraces (“Tenant Terrace Property”) without Landlord's consent, and subject to any terms and conditions Landlord may impose on the use and installation thereof, all in Landlord’s reasonable discretion, provided that such Tenant Terrace Property is consistent with Building standards and are new and of a first-class and clean condition. Any such Tenant Terrace Property shall comply with the load requirements of the Terraces (it being understood that Tenant shall not place a load upon either of the Terraces that exceeds fifty (50) pounds per square foot of area "live load"). Any such Tenant Terrace Property must be secured to each applicable Terrace, and the method by which any such items are secured to such Terrace shall be subject to Landlord's prior written approval. Notwithstanding Landlord's review and approval of the method by which the Tenant Terrace Property is secured, Tenant shall remain solely liable for any liability arising from Tenant's placement of Tenant Terrace Property on the Terraces, and Landlord shall have no liability in connection therewith. Landlord shall have in its sole discretion the right to access the Terraces, to landscape and display plants on the Terraces, to make use of the Terraces, to place furniture, fixtures and equipment thereon, and to make any desired alterations or modifications to the Terraces, including the right to construct staircases that connect the same to the ground floor. Tenant, at its sole cost and expense, shall keep the Terraces in a clean condition. Tenant shall remove any Tenant Terrace Property upon the expiration or earlier termination of this Lease and shall return the affected portion of the Terraces to the condition that the Terraces would have been in had no such Tenant Terrace Property been placed or installed thereon.
45.    Miscellaneous.
(a)    Submission of Lease. The submission of this Lease for examination or execution does not constitute an offer to lease and this Lease shall be effective only upon execution and delivery hereof by Landlord and Tenant.
(b)    Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, the remainder of this Lease shall not be affected thereby, and in lieu of each clause or provision of this Lease which is illegal, invalid or unenforceable, there shall be added as a part of this Lease a clause or provision as nearly identical to the said clause or provision as may be legal, valid and enforceable.
(c)    Entire Agreement. This Lease contains the entire agreement of the parties with respect to the subject matter of this Lease, and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. This Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements, and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease may not be altered, waived, amended or extended except by an instrument in writing signed by Landlord and Tenant. This Lease is not in recordable form, and Tenant agrees not to record or cause to be recorded this Lease or any short form or memorandum thereof.

(d)    Headings. The use of headings herein is solely for the convenience of indexing the various paragraphs hereof and shall in no event be considered in construing or interpreting any provision of this Lease.
(e)    Governing Law. The laws of the State of California shall govern the validity, performance and enforcement of this Lease.
(f)    Authority. If Tenant executes this Lease as a corporation, each of the persons executing this Lease on behalf of Tenant does hereby personally represent and warrant that Tenant is a duly incorporated or a duly qualified (if a foreign corporation) corporation and is fully authorized and qualified to do business in the State of California, that the corporation has full right and authority to enter into this Lease, and that each person signing on behalf of the corporation is an officer of the corporation and is authorized to sign on behalf of the corporation. If Tenant signs as a partnership, joint venture, or sole proprietorship or other business entity (each being herein called “Entity”), each of the persons executing on behalf of Tenant does hereby covenant and warrant that Tenant is a duly authorized and existing Entity, that Tenant has full right and authority to enter into this Lease, that all persons executing this Lease on behalf of the Entity are authorized to do so on behalf of the Entity, and that such execution is fully binding upon the Entity and its partners, joint venturers, members or principals, as the case may be. Upon the request of Landlord, Tenant shall deliver to Landlord documentation satisfactory to Landlord evidencing Tenant’s compliance with this Section 45(f), and Tenant agrees to promptly execute all necessary and reasonable applications or documents as reasonably requested by Landlord or required by the jurisdiction in which the Premises is located, to permit the issuance of necessary permits and certificates for Tenant’s use and occupancy of the Premises.
(g)    financial Statements. Upon Landlord’s written request therefor, but not more often than twice per year, Tenant shall promptly furnish to Landlord its financial statement with respect to Tenant for its most recent fiscal year prepared in accordance with generally accepted accounting principles and certified by a firm of nationally recognized certified public accountants as fairly presenting the financial condition of Tenant and the results of its operations for the previous twelve (12) months, which statement Landlord agrees to keep confidential and not use except in connection with Landlord’s administration and monitoring of this Lease and any proposed sale, loan or other transactions related to the Project. Notwithstanding the foregoing, for so long as Tenant’s (but not any Affiliate of Tenant) stock is publicly traded on a nationally recognized stock exchange and Tenant’s financial statements are publicly filed, the foregoing requirement shall be inapplicable to Tenant.
(h)    Joint and Several Liability. If Tenant comprises more than one person, corporation, partnership or other entity, the liability hereunder of all such persons, corporations, partnerships or other entities shall be joint and several.
(i)    Non-Waiver. No waiver of any provision of this Lease shall be implied by any failure of Landlord or Tenant to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently. Any waiver by Landlord or Tenant of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.
(j)    Landlord’s Right to Cure Default and Payments by Tenant.
(i)    All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent. If Tenant shall fail to perform any of its performance obligations under this Lease, within a reasonable time after such performance is required by the terms of this Lease, Landlord may, but shall not be obligated to, after reasonable prior notice to Tenant, make any such payment or perform any such act on Tenant’s part without waiving its right based upon any default of Tenant and without releasing Tenant from any obligations hereunder.
(ii)    Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within fifteen (15) days after delivery by Landlord to Tenant of statements therefor: (x) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of this Section 45(j); (y) sums equal to all losses, costs, liabilities, damages and expenses referred to in Sections 15 and 34 of this Lease; and (z) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent that is past due or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 45(j) shall survive the expiration or sooner termination of the Lease Term.
(k)    Terms. The necessary grammatical changes required to make the provisions hereof apply either to corporations, partnerships, limited liability companies, individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.
(l)    Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venture or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.
(m)    Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.
(n)    Building Name and Signage. Subject to Tenant’s rights under Section 41 above, Landlord shall have the right at any time to change the name of the Project and to install, affix and maintain any and all signs on the exterior of any portion of the Project as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Building or Project or use pictures or illustrations of the Building or Project in advertising or other publicity, without the prior written consent of Landlord.
(o)    Exhibits. Exhibits and any other attachments specified in the Basic Lease Information, are attached to and made a part of this Lease and incorporated into this Lease by this reference.

(p)    Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Project, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Project or area-wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees. Landlord may obtain or has obtained shuttle or similar transportation services (which may include joining an existing shuttle route) in order to provide transportation between the Project and the Mountain View Caltrain station or other locations as determined by Landlord (“Shuttle Services”). The cost of any such Shuttle Services shall be an Operating Expense pursuant to Sections 6 and 7 hereof.
(q)    Parking. Tenant is entitled, at no additional charge, to the non-exclusive use of the parking facilities, as they exist from time to time and subject Landlord’s rules and regulations regarding the same, including, initially, the right to use three (3) parking spaces per 1,000 RSF of the Premises. The foregoing shall not be deemed to provide Tenant with an exclusive right to any parking spaces or any guaranty of the availability of any particular parking spaces or any specific number of parking spaces throughout the Term. Tenant shall not, at any time, park or permit to be parked any recreational vehicles, inoperative vehicles or equipment in the Common Areas or on any portion of the Project. Landlord may at its election upon ten (10) days’ written notice to Tenant reasonably designate in a non-discriminatory manner the locations within the Project in which Tenant and Tenant’s employees and visitors may park. Landlord shall be permitted to install and utilize a valet parking system to satisfy Tenant’s parking requirements hereunder. Tenant agrees to notify its employees and invitees of the parking provisions contained herein. If Tenant or its employees park any vehicle within the Project in violation of these provisions, then Landlord may, upon prior written notice to Tenant giving Tenant one (1) day to remove such vehicle(s), in addition to any other remedies Landlord may have under this Lease, charge Tenant, as Additional Rental, and Tenant agrees to pay, as Additional Rental, One Hundred Dollars ($100) per day for each day or partial day that each such vehicle is so parked within the Project. Landlord reserves the right to grant easements and access rights to others for use of the parking areas on the Project so long as Tenant’s parking is not reduced materially below Tenant’s proportional share of non-exclusive use of the parking facilities as they exist from time to time.
(r)    Outdoor Amenities. Tenant acknowledges that Landlord may make available at the Project certain furniture, equipment, playgrounds, sport courts and other outdoor amenities (“Outdoor Amenities”) and that Landlord may require any and all persons, including any Tenant Parties, to sign a waiver or release on a form provided by Landlord in connection with the use of such Outdoor Amenities. Tenant shall indemnify and hold the Landlord Parties harmless from and defend Landlord and the other Landlord Parties against any and all Claims incurred in connection with the use of the Outdoor Amenities by Tenant and/or any Tenant Parties.
(s)    [Intentionally Deleted].
(t)    [Intentionally Deleted].
(u)    Business Days. As used herein, the term “Business Day” shall mean a day that is not a Saturday, Sunday or legal holiday in the State of California. In the event that the date for the performance of any covenant or obligation under this Lease shall fall on a Saturday, Sunday or legal holiday under the laws of the State of California, the date for performance thereof shall be extended to the next Business Day.
(v)    Construction. Tenant acknowledges that Landlord may during the Lease Term renovate, improve, alter, or modify the Building, the Project and/or construct additional buildings and improvements at the Project or any adjacent property whether now or hereafter owned by Landlord or its Affiliate (“Construction Work”). Such Construction Work shall be done at Landlord’s sole discretion and may include, without limitation, the temporary relocation, restriping, or reconfiguration of the parking areas, the replacement and installation of landscaping and hardscaping, application for building permits and other development approvals, parcelization, lot combination or merger, or lot line adjustment of the Project, as well as any modifications to the exterior of the Building desired by Landlord, including without limitation the replacement of all exterior glass and windows and affixing art, graphics, designs and lighting to the Building exterior. In connection with such Construction Work, Landlord may, among other things, erect scaffolding or other necessary structures outside the Building or elsewhere on the Project, temporarily limiting or eliminating access to portions of the Project, including portions of the Common Areas, or perform work on the Project, which work may create noise in the Premises or leave dust or debris on the Project. Tenant hereby agrees that such Construction Work and Landlord’s actions in connection with such Construction Work shall in no way constitute a breach of the covenant of quiet enjoyment, a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent except as provided in Section 22(f) above. Tenant agrees to execute such reasonable documents and take such actions as reasonably necessary to assist Landlord with such efforts and actions, including without limitation executing any necessary amendments following parcelization, lot combination, merger or lot line adjustment to conform the descriptions of the Project, the Common Areas and the Land to any such parcelization, lot combination, merger or lot line adjustment. Provided that Tenant shall at all times retain access to the Premises, Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Construction Work, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or the Project or of Tenant’s personal property or improvements resulting from the Construction Work or Landlord’s actions in connection with such Construction Work, or for any inconvenience or annoyance occasioned by such Construction Work or Landlord’s actions in connection with such Construction Work.
(w)    Sustainability. Tenant acknowledges that Landlord may voluntarily cooperate with the efforts of governmental agencies and/or utility suppliers in reducing energy or other resource consumption within the Project. Tenant shall not be entitled to terminate this Lease or to any reduction in or abatement of rent by reason of such cooperation. Tenant agrees at all times to cooperate fully with Landlord and to abide by all rules established by Landlord (i) in order to maximize the efficient operation of the electrical, heating, ventilating and air conditioning systems and all other energy or other resource consumption systems with the Project and/or (ii) in order to comply with the recommendations of utility suppliers and governmental agencies regulating the consumption of energy and/or other resources. Tenant further acknowledges that Landlord may, at its sole cost and not as an Operating Expense, submit the Building for certification under the Leadership in Energy and Environmental Design (“LEED”) or other similar rating system and that Landlord may adopt rules and regulations in accordance with such rating system and any applicable laws for operation of the Premises, the Building, and/or the balance of the Project so as to minimize environmental impact and waste, reduce energy and water consumption and carbon footprint, and implement sustainable practices. Such measures may include, without limitation, the installation of energy-efficient glass and windows, electric vehicle charging stations and energy-efficient (i.e., LED) lighting systems. Tenant agrees to cooperate with all such efforts and to assist with Landlord’s efforts to comply with any such rating system or applicable law. In addition to the foregoing, Landlord may in its sole discretion require Tenant to sort and separate its waste and debris for recycling in accordance with rules and regulations adopted by Landlord, LEED standards or applicable law.
(x)    OF AC. Tenant, and all beneficial owners of Tenant, are currently (a) in compliance with and shall at all times during the Lease Term remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.
(y)    Energy Usage Disclosures. Tenant acknowledges that Landlord has complied with California Public Resource Code § 25402.10 and the disclosure regulations issued in connection therewith (e.g., California Code of Regulations, Title 20,Sections 1680 – 1684) by, among other things, delivering to Tenant the Disclosure Summary Sheet, Statement of Energy Performance, Data Checklist and Facility Summary (as such terms are defined in California Code of Regulations, Title 20, Section 1681) for the Buildings prior to the date hereof. By Tenant’s execution of this Lease, Tenant acknowledges Tenant’s receipt of the Disclosure Summary Sheet, Statement of Energy Performance, Data Checklist and Facility Summary.
(z)    Certified Access Specialist. Tenant acknowledges that Landlord has not engaged a Certified Access Specialist, as such term is defined in California Civil Code Section 55.52, to inspect the Project.
(aa)    Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together will constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Lease attached thereto. The parties may deliver their signatures to this Lease by facsimile, electronic mail, or other electronic transmission (“Electronic Signatures”) and agree to accept such digital image of this Lease, as executed, as a true and correct original and admissible as if such signatures were original, executed versions of this Lease. Facsimile or electronic signatures to this Lease shall be binding upon the parties and the parties agree to exchange ink-signed originals within three (3) Business Days after the date of this Lease; provided, however, that the failure to deliver such original signature pages shall not diminish the binding nature of any Electronic Signatures.
[Signatures are on the next page]

IN WITNESS WHEREOF, the parties have executed this Lease as of the date first above written.

LANDLORD:

MV CAMPUS OWNER, LLC, a Delaware limited liability company

By:	/s/ Peter Kaye
Name:	Peter Kaye
Its:	Authorized Signatory

TENANT:

HEARTFLOW, INC., a Delaware corporation

By:
Name:
Its:
SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed this Lease as of the date first above written.

LANDLORD:

MV CAMPUS OWNER, LLC, a Delaware limited liability company

By:
Name:
Its:	Authorized Signatory

TENANT:

HEARTFLOW, INC., a Delaware corporation

By:	/s/ John Stevens
Name:	John Stevens
Its:	CEO
SIGNATURE PAGE

EXHIBIT A
LEGAL DESCRIPTION OF THE LAND
THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE CITY OF MOUNTAIN VIEW, COUNTY OF SANTA CLARA, STATE OF CALIFORNIA AND IS DESCRIBED AS FOLLOWS:
Parcel 1, as shown on that Parcel Map filed for record in the Office of the Recorder of the County of Santa Clara, State of California on February 26, 1988, in Book 584 of Maps, Page(s) 3 and 4, and as amended by Certificate of Correction recorded August 2, 1988 in Book K626, Page 1148, Official Records.
EXHIBIT A

EXHIBIT B-l
FLOOR PLANS OF PREMISES
[Attached as the immediately following pages.]

EXHIBIT B-2
SITE PLAN OF PROJECT
[Attached as the immediately following page.]
This site plan is intended only to show the general layout of the property or a part thereof. Landlord reserves the right to alter, vary, add to, or omit in whole or in part, any structures, and/or improvements, and/or Common Areas shown on this plan. This plan is not to scale, and all measurements and distances are approximate.
EXHIBIT B-2

EXHIBIT C
WORK LETTER
This Work Letter (the “Work Letter”) supplements the Lease (the “Lease”) dated August 9, 2021, by and between MVCC Campus Owner, LLC, a Delaware limited liability company, as landlord (“Landlord”), and Heartflow, Inc., a Delaware corporation, as tenant (“Tenant”), covering certain premises described in the Lease (the “Premises”). All terms not defined in this Work Letter shall have the meanings set forth for them, respectively, in the Lease.
SECTION 1.
BASE BUILDING CONSTRUCTION
Landlord has previously constructed the base, shell, and core (i) of the Premises and (ii) of the floors of the Building on which the Premises are located (collectively, the "Base, Shell, and Core"), and Tenant shall accept the Base, Shell and Core in its current "As-Is" condition existing as of the date of the Lease and the Delivery Date, subject to Section 3(a) of the Lease. Landlord shall install in the Premises certain "Tenant Improvements" (as defined below) pursuant to the provisions of this Work Letter. Except for the disbursement of the Tenant Improvement Allowance set forth below, Landlord shall not be obligated to make any other alterations or improvements to the Premises, the Building or the Land.
SECTION 2.
TENANT IMPROVEMENTS
2.1    Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) of up to, but not exceeding, $1,844,880.00 (i.e., $30.00 per RSF in the Premises) for the costs of the design (including, but not limited to, permitting, space planning, working drawings and engineering) and construction of Tenant’s improvements which are built by Tenant pursuant to this Work Letter and permanently affixed to the Premises (the “Tenant Improvements”) or as set forth below in this Work Letter. In no event shall Landlord be obligated to make disbursements on account of Tenant Improvements which exceed the Tenant Improvement Allowance. All Tenant Improvements for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under Section 12(c) of the Lease.
2.2    Disbursement of the Tenant Improvement Allowance. Except as otherwise set forth in this Work Letter, the Tenant Improvement Allowance shall be disbursed pursuant to Section 4,5 hereof for costs paid to the Contractor or others for the design, permitting and completion of construction of the Tenant Improvements and for the following items and costs (collectively, the “Tenant Improvement Allowance Items”): (i) payment of the fees of the “Architect” and the “Engineers” (defined in Section 3.1 below), and payment of the actual, reasonable fees incurred by, and the costs of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the review of the “Drawings” (defined in Section 3.1 below); (ii) the cost of any changes to the Drawings or Tenant Improvements required by applicable building codes (collectively, the “Codes”); (iii) the cost of miscellaneous fees relating to the cost of construction of the Tenant Improvements, including without limitation, permit fees, testing and inspection costs, and trash removal costs; (iv) data and telecom cabling and wiring; (v) project management fees; (vi) IT/AV equipment; (vii) the purchase and installation of furniture, fixtures and equipment; (viii) the cost of fabricating and installing Tenant’s
EXHIBIT C

signage; (ix) Tenant moving costs; and (x) any and all other hard and soft costs related to the construction of the Tenant Improvements to and/or Tenant’s move into the Premises.
2.3    Application of Tenant Improvement Allowance Against Base Rental. Tenant shall use commercially reasonable efforts to substantially complete the Tenant Improvements by January 1, 2023. Notwithstanding the foregoing, Tenant shall have the right, exercisable by written notice to Landlord (the “Unused Allowance Exercise Notice”), to elect to use a portion of the Tenant Improvement Allowance then available, but not in excess $1,475,904.00 (i.e., 80% of the Tenant Improvement Allowance (the "Unused Allowance Amount"), to receive a credit against future installments of Base Rental first coming due under the Lease on and after January 1, 2023 specified in the Unused Allowance Exercise Notice.
SECTION 3.
DRAWINGS
3.1    Selection of Architect/Drawings. Tenant shall retain a reputable architect/space planner reasonably approved by Landlord (“Architect”) to prepare the “Final Space Plan,” “Design Development Drawings,” and “Final Working Drawings,” all as defined herein below and collectively referred to as “Drawings.” Tenant shall retain reputable engineering consultants reasonably designated or selected by Tenant and approved by Landlord (“Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work of the Tenant Improvements. All Drawings shall be subject to Landlord’s approval, which approval shall not be unreasonably conditioned, withheld or delayed. Tenant and Architect shall not rely on any drawings supplied by Landlord and shall verify, in the field, all relevant dimensions and conditions relating to the base Building and shall be solely responsible for the same. Landlord’s review of the Drawings as set forth in this Section 3 shall be for its own purposes and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, compliance with the Codes or other like matters. Accordingly, notwithstanding that any Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance that may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no responsibility or liability whatsoever in connection therewith, including any omissions or errors contained in the Drawings, and Tenant’s waiver and indemnity set forth in Section 34 of the Lease shall specifically apply to the Drawings.
3.2    Space Plan. Tenant and Architect shall prepare and deliver to Landlord with a request for its approval (in at least ten-point type in all capital letters specifying this Section 3), which approval shall not be unreasonably withheld or delayed, the proposed space plan for the Premises. Notwithstanding the preceding sentence, Landlord may withhold its consent, in its sole discretion, to any element of the proposed space plan which would materially and adversely affect the systems of the Building, including without limitation, the HVAC, plumbing and fire protection systems, the Building’s equipment, the structural integrity of the Building, and/or the exterior appearance of the Building. Landlord shall notify Tenant of its approval or disapproval (with reasons for such disapproval specified) of the proposed space plan within five (5) Business Days after receipt thereof. If Landlord disapproves the proposed space plan, this process shall be repeated until Landlord’s approval is obtained (except the 5-Business Day period shall be reduced to three (3) Business Days); provided, however, that Tenant shall only make such changes to the proposed space plan which address the reasons Landlord specified for its disapproval of the proposed space plan. The approved space plan is hereinafter referred to as the “Final Space Plan.” Upon Tenant’s written request at the time the Final Working Drawings are submitted to
EXHIBIT C

Landlord, Landlord shall, at the time of Landlord’s approval of the Final Space Plan, designate in writing by written notice to Tenant, which, if any, of the Tenant Improvements will need to be removed at the expiration or termination of the Lease Term.
3.3    Design Development Drawings. Tenant and Architect shall prepare and deliver to Landlord with a request for its approval (in at least ten-point type in all capital letters specifying this Section 3), which approval shall not be unreasonably withheld or delayed, the proposed design development drawings, which shall be the formalization of the Final Space Plan and the initial set of drawings. Notwithstanding the preceding sentence, Landlord may withhold its consent, in its sole discretion, to any element of the proposed design development drawings which would materially and adversely affect the systems of the Building, including without limitation, the HVAC, plumbing and fire protection systems, the Building’s equipment, the structural integrity of the Building, and/or the exterior appearance of the Building. Landlord shall notify Tenant of its approval or disapproval (with reasons for such disapproval specified) of the proposed design development drawings within five (5) Business Days after receipt thereof. If Landlord disapproves the proposed design development drawings, this process shall be repeated until Landlord’s approval is obtained (except the 5-Business Day period shall be reduced to three (3) Business Days); provided, however, that Tenant shall only make such changes to the proposed design development drawings which address the reasons Landlord specified for its disapproval of the proposed design development drawings. The approved design development drawings are hereinafter referred to as the “Final Design Development Drawings.”
3.4    Working Drawings. Following completion of the Final Design Development Drawings, the Architect and the Engineers shall complete and deliver to Landlord with a request for its approval, which approval shall not be unreasonably conditioned, withheld or delayed, the proposed architectural and engineering drawings for the Premises, in a form which is sufficiently complete to allow subcontractors to bid on the work and to obtain all applicable permits. Notwithstanding the preceding sentence, Landlord may withhold its consent, in its sole discretion, to any element of the proposed architectural and engineering drawings for the Premises which would materially and adversely affect the systems of the Building, including without limitation, the HVAC, plumbing and fire protection systems, the Building’s equipment, the structural integrity of the Building, and/or the exterior appearance of the Building. Landlord shall notify Tenant of its approval or disapproval (with reasons for any disapproval specified) of the proposed working drawings within five (5) Business Days after receipt thereof. If Landlord disapproves the proposed working drawings, this process shall be repeated until Landlord’s approval is obtained (except the 5-Business Day period shall be reduced to three (3) Business Days), although Tenant need only make such changes to the proposed working drawings which address the reasons Landlord specified for its disapproval of the proposed working drawings. The approved proposed working drawings are hereinafter referred to as the “Final Working Drawings.”
3.5    Permits. The Final Working Drawings shall have been approved by Landlord prior to the commencement of the construction of the Tenant Improvements. Following completion of the Final Working Drawings, Tenant shall submit the Final Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow Contractor to commence and fully complete the construction of the Tenant Improvements (the “Permits”). No changes, modifications or alterations in the Final Space Plan or the Final Working Drawings may be made by Tenant without the prior written consent of Landlord, which consent shall not be unreasonably conditioned, withheld or delayed; provided that Landlord may withhold its consent, in its sole discretion, to any change in the Final Space Plan or the Final Working Drawings if such change would materially and adversely affect the systems of the Building, including without limitation, the HVAC, plumbing and fire protection systems,
EXHIBIT C

the Building’s equipment, the structural integrity of the Building, and/or the exterior appearance of the Building.
3.6    Time Deadlines.
(a)    Promptly following execution of the Lease, Tenant shall submit to Landlord a proposed construction schedule and customary construction milestones for the Tenant Improvements (“Approved Plan”). Tenant shall use good faith and commercially reasonable efforts to abide by each of the deadlines and milestones contained in such Approved Plan.
(b)    Tenant shall use its commercially reasonable, good faith, efforts and all due diligence to cooperate with the Architect, the Engineers, and Landlord to complete all phases of the Drawings and the permitting process and to receive the Permits in accordance with the schedule approved by the parties, and, in that regard, shall meet with Landlord as it reasonably requests to discuss Tenant’s progress in connection with the same. Landlord agrees to cooperate with Tenant at no cost to Landlord, to the extent necessary to facilitate Tenant’s permitting process.
3.7    Approval of Drawings. Without limiting Landlord's rights in any way, Landlord shall be deemed to have reasonably withheld its approval of any portion of the Drawings which:
(a)    exceeds the capacity of, materially and adversely affects, is incompatible with, or impairs Landlord’s ability to maintain, operate, alter, modify or improve the Building structure or Building systems and/or Landlord reasonably believes will increase the cost of operating or maintaining the Building structure, Building systems or Project;
(b)    does not conform to applicable laws, building codes, insurance regulations or standards for a fire-resistive office building and/or is not approved by any governmental authority having jurisdiction over the Premises;
(c)    locates any equipment, telecommunications wiring or cabling or Tenant’s personal property on the roof of the Building (except as specifically agreed to by Landlord), in Common Areas or in Common Area telecommunication or electrical closets;
(d)    affects the exterior appearance of the Building or Common Areas;
(e)    violates any agreement which affects the Project or binds Landlord;
(f)    Landlord reasonably believes will reduce the market value of the Premises or the Project at the end of the Term; or
(g)    Landlord reasonably believes will infringe on the architectural integrity of the Building.
SECTION 4.
CONSTRUCTION OF THE TENANT IMPROVEMENTS
4.1    Contractor. Tenant shall retain a qualified, reputable general contractor reasonably approved by Landlord (the “Contractor”). Tenant hereby waives all claims against Landlord, and Landlord shall have no responsibility or liability to Tenant, on account of any non-performance or
EXHIBIT C

any misconduct of any contractor or any subcontractor thereof. Tenant shall use its commercially reasonable efforts to cause the Tenant Improvements to be completed as promptly as reasonably possible. The Tenant Improvements shall be constructed in a first-class manner in accordance with the Final Working Drawings and in compliance with all applicable Codes in effect as of the date of construction. Landlord shall notify Tenant of its approval or disapproval (with reasons for any disapproval specified) of the Contractor within two (2) Business Days after request thereof.
4.2    Tenant’s Agents. Tenant shall use reputable subcontractors and engineers for the performance of the Tenant Improvements.
4.3    Landlord Fees and Reimbursements.
4.3.1    Tenant shall pay a construction supervision and management fee (the “Construction Management Fee”) to Landlord in an amount equal to one percent (1%) of the Tenant Improvement Allowance, payable ratably as the Tenant Improvement Allowance is disbursed as provided herein. Tenant shall include such ratable portion of the Construction Management Fee in each request disbursing the Tenant Improvement Allowance.
4.3.2    In addition to the Construction Management Fee, Tenant shall reimburse Landlord for any reasonable third-party costs and expenses incurred by Landlord in connection with the Tenant Improvements, including, but not limited to, the costs of any architects or engineers hired by Landlord to review any space plans, schematic drawings, design development drawings and architectural and engineering drawings. Such reimbursements shall, at Landlord’s election, in its sole and absolute discretion, (a) be paid to Landlord within thirty (30) days of invoice or (b) be credited against the remaining available balance of the Tenant Improvement Allowance
4.4    Construction of the Tenant Improvements. Prior to Tenant’s execution of the construction contract and general conditions between Tenant and its Contractor (the “Contract”), Tenant shall submit the Contract to Landlord for its approval, which approval shall not be unreasonably withheld or delayed. Landlord shall notify Tenant of its approval or disapproval (with reasons for any disapproval specified) of the Contract within five (5) Business Days after request thereof. Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the “Construction Budget”), which for the sake of clarity shall include all hard and soft costs for the Tenant Improvements which are subject to reimbursement from the Tenant Improvement Allowance.
4.4.1    Prior to commencing construction of the Tenant Improvements, Tenant shall deliver to Landlord the following:
(a)    The actual commencement date of construction and the estimated date of completion of the work, including fixturization;
(b)    Evidence of all insurance required hereunder; and
(c)    An executed copy of the Permits.
4.4.2    Contractor Requirements. After receipt of the Permits, Tenant shall cause the Contractor to proceed promptly to commence and complete the Tenant Improvements. The Contractor
EXHIBIT C

and all subcontractors shall be subject to administrative and other supervision by Landlord in their use of the Building. Tenant shall reimburse Landlord within ten (10) days after demand for the cost of repairing any damage to the Building caused by Tenant, the Contractor or any subcontractor during performance of the Tenant Improvements. The Contractor and all subcontractors shall conduct their work and employ labor in such manner as to maintain harmonious labor relations and as not to interfere with or delay any work of Landlord’s contractors or other contractors in the Building.
4.4.3    Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work. The construction of the Tenant Improvements by Tenant and Tenant’s subcontractors, laborers, materialmen, and suppliers, and the Contractor, Tenant’s Architect and engineer (collectively, “Tenant’s Agents”) shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Final Working Drawings and all approved change orders; and (ii) Tenant shall abide by all rules made by Landlord’s building manager with respect to the use of freight, loading dock and service elevators, storage of materials, trash removal, coordination of work with the contractors of other tenants, and any other matter in connection with this Work Letter, including, without limitation, the construction of the Tenant Improvements.
(a)    Changes. Any changes in the Tenant Improvements from the Final Working Drawings (“Changes”) shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably conditioned, delayed or withheld. Any deviation in construction from the design specifications and criteria set forth herein or from Tenant’s plans and specifications as approved by Landlord shall be promptly remedied following notice from Landlord or Landlord’s contractor or any government representative. Only new and/or properly recycled first-class materials shall be used in the construction of the Tenant Improvements, except with the written consent of Landlord, which consent may be withheld in Landlord’s reasonable discretion.
(b)    Trash Removal. During the construction of the Tenant Improvements, removal of trash generated by the work of the Tenant Improvements, or otherwise by Tenant, will be done continually at Tenant’s cost and expense. No trash, or other debris, or other waste may be deposited at any time outside the Premises. If so, upon prior written notice, Landlord may remove it at Tenant’s expense, which expense shall equal the cost of removal plus five percent (5%) of such costs as a management fee.
(c)    Storage of Tools. Storage of the Contractor’s construction materials, tools and equipment shall be confined within the Premises and in areas designated for such purposes by Landlord, and should such materials, tools and equipment be assigned space or spaces outside the Premises they shall be moved to such other space as Landlord shall direct from time to time to avoid interference or delays with other work. In no event shall any debris be stored outside of the Premises.
4.4.4    Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors and (ii) the Lease Commencement Date. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or repair of the Building and/or Common Areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements
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shall be contained in the Contract and/or, as applicable, in the subcontracts and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any non-exclusive assignment or other assurances which may be necessary to affect such right of direct enforcement.
4.4.5    Indemnity. Tenant shall be solely responsible for the actions or omissions of Tenant, as well as the actions or omissions of the Architect, the Contractor and any Tenant’s Agent and for any loss, liability, claim, cost, damage or expense suffered by Landlord or any other entity or person as a result of the acts or omissions of, or any delay caused by, such persons or entities arising in connection with the planning or construction of the Tenant Improvements. Landlord’s approval of the Architect, the Contractor or any Tenant’s Agent, any work performed by any of them, or any documents prepared by any of them shall not be for the benefit of Tenant or any third party, and Landlord shall have no duty to Tenant or to any third parties for the actions or omissions of the Architect, the Contractor or any Tenant’s Agent. Tenant shall pass through to Landlord all warranties in connection with the Tenant Improvements. Tenant shall indemnify, defend and hold harmless Landlord against any and all losses, costs, damages, claims and liabilities, including the cost to defend, arising from the actions or omissions of Tenant, the Architect, the Contractor, Tenant’s Agents or any agents, employees or subcontractors of any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.
4.4.6    Insurance Requirements.
(a)    General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance in accordance with State law, and employers liability insurance with minimum limits of $1,000,000 each accident/$l,000,000-poiicy limit for injury by disease, covering all of their respective employees, and shall also carry commercial general liability insurance, including coverage for bodily injury and property damage, including, without limitation, products and completed operations coverage, and Automobile Liability insurance for owner, hired and non-owned vehicles, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.
(b)    Special Coverages. Tenant or its Contractor shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may reasonably require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such additional coverage as may be reasonably required by Landlord. Tenant shall require that all of Tenant’s Contractor carry commercial general liability insurance, including coverage for Products and Completed Operations with limits of not less than $5,000,000 per occurrence, $5,000,000 in general aggregate, and $5,000,000 products and completed operations aggregated in form and with companies as are required to be carried by Tenant as set forth in the Lease.
(c)    General Terms. Certificates for all insurance carried pursuant to this Section 4,4,6 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy, or its authorized agent, will give
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Landlord thirty (30) days’ prior written notice of any cancellation, material change or any reduction in the amounts of such insurance. In the event that the Tenant Improvements are damaged by any cause duringthe course ofthe construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Section 4.4.6 shall insure Landlord and Tenant. All policies of property insurance and all Workers’ Compensation, maintained by Tenant or Tenant’s Agents performing operations on the Premises shall preclude subrogation claims by the insurer against Landlord and any additional parties reasonably designated by Landlord. Such insurance shall provide that it is primary insurance as respects the Landlord and that any other insurance maintained by Landlord. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.4.5 of this Work Letter.
4.4.7    Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturers’ specifications.
4.4.8    Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times; provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord disapprove any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord; provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter might materially and adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may take such action as Landlord deems necessary, at Tenant’s expense (and if such cost is not promptly reimbursed by Tenant, Landlord may deduct such cost from the Tenant Improvement Allowance) and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.
4.4.9    Meetings. Commencing upon the execution of this Lease, Tenant shall hold weekly meetings, at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of the Drawings and the construction of the Tenant Improvements, which meetings shall be held at a location approved by Landlord, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken by Tenant and/or Tenant’s Agents at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. Landlord shall be permitted to discuss proposed Landlord Changes or the status of the Landlord’s Work at all such meetings.
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4.4.10    Notices. Landlord shall have the right to post in a conspicuous location on the Premises, as well as record with the County of Santa Clara, California, a notice of non-responsibility.
4.4.11    Coordination of Work. All work to be performed inside or outside of the Premises shall be reasonably coordinated with Landlord and shall be subject to reasonable scheduling requirements of Landlord, and Tenant shall coordinate all after-hours and weekend work and use of the swing elevator with Landlord.
4.4.12    As-Built Plans. Tenant shall, upon completion of the Tenant Improvements, submit to Landlord two (2) complete sets of plans (one (1) reproducible) and specifications (including all working drawings) prepared by the Architect and covering all of the Tenant Improvements, including architectural, electrical, and plumbing, as built, plus one (1) copy of the same in “CAD” format.
4.5    Payment of Costs of the Tenant Improvements. Landlord shall bear and pay the cost of the Tenant Improvements up to the amount of the Tenant Improvement Allowance. Tenant shall bear and pay the cost of the Tenant Improvements in excess of the Tenant Improvement Allowance. If the aggregate of the Construction Budget exceeds the Tenant Improvement Allowance (“TI Excess”), Tenant shall be responsible for payment of such excess (the “Tenant Contribution”), so that the TI Excess will be paid pro rata and pari passu with any amount of Tenant Improvement Allowance is required to be disbursed. The Tenant Contribution shall be funded by Tenant pro rata and pari passu with the disbursement of any portion of the Tenant Improvement Allowance, and such payments shall be pursuant to the same procedures and requirements as the funding of the Tenant Improvement Allowance. In the event of any Changes or any other revisions, changes, or substitutions shall be made to the Final Working Drawings or the contracts for the construction of the Tenant Improvements which would increase the Construction Budget, any additional costs which arise in connection with such revisions, changes or substitutions or any other additional costs shall be TI Excess and such amounts shall be paid by Tenant as an addition to the Tenant Contribution and such amount shall be disbursed pro rata and pari passu with any further disbursement of the Tenant Improvement Allowance. Subject to the terms hereof, and except for Tenant Improvement Allowance Items that are other than payments to contractors and materialman for the construction of the Tenant Improvements, Landlord shall disburse to Tenant from the Tenant Improvement Allowance the amount set forth on Tenant’s application for payment, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”). Based upon applications for payment prepared, certified, approved and submitted by Tenant, Landlord shall make its payments from the Tenant Improvement Allowance to Tenant or to the Contractor in accordance with the following provisions:
4.5.1    Tenant shall submit applications for payment to Landlord in a form reasonably satisfactory to Landlord, certified as correct by an officer of Tenant and by the Architect, for pro rata payment of that portion of the cost of the Tenant Improvements allocable to labor, materials and equipment incorporated in the Premises which were substantially completed. Each application for payment shall set forth such information and shall be accompanied by such supporting documentation as shall be reasonably requested by Landlord, including the following:
(a)    Fully executed conditional lien releases in the form prescribed by law from the Contractor and all subcontractors and suppliers furnishing labor or materials during such period and fully executed unconditional lien releases from all such entities covering any prior payment period.
(b)    Contractor’s worksheets showing percentages of completion.
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(c)    Contractor’s certification as follows:
“There are no known filed mechanics’ or materialmen’s liens outstanding at the date of this application for payment, all due and payable bills with respect to the Tenant Improvements have been paid to date or shall be paid from the proceeds of this application for payment, and there is no known basis for the filing of any mechanics’ or materialmen’s liens against the Premises or the Project, and, to the best of our knowledge, waivers from all subcontractors and materialmen are valid and constitute an effective waiver of lien under applicable law to the extent of payments that have been made or shall be made concurrently herewith.”
(d)    Calculation of the number of RSF in the Premises which were substantially completed for which a payment of the Tenant Improvement Allowance has been requested.Any other materials reasonably requested by Landlord evidencing the work completed, permitting and licensing matters, compliance with Laws, and/or previous progress payments.
4.5.2    On or before the 30th day following submission of the application for payment, Landlord shall make payment to Tenant (so long as Tenant is not in default hereunder or under the Lease) of the amount due from Landlord as determined in accordance with this Section 4.5. Landlord has no obligation to make any payments to material suppliers or subcontractors or to determine whether amounts due them from the Contractor in connection with the Tenant Improvements have, in fact, been paid.
4.5.3    Notwithstanding anything to the contrary in this Section 4.5, and except for Tenant’s right to use the Unused Allowance Amount as a credit against future installments of Base Rental pursuant to Section 2.3 above, the Tenant Improvement Allowance shall be available for disbursement pursuant to the terms hereof only for the first eighteen (18) months after the Lease Commencement Date. Accordingly, if any portion of the Tenant Improvement Allowance (other than the Unused Allowance Amount) is not requested by Tenant for disbursement prior to the date that is eighteen (18) months from the Lease Commencement Date (other than by reason of Landlord’s breach of its disbursement obligations hereunder), such unused portion shall be forfeited by Tenant.
4.6    Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Tenant Improvements Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County of Santa Clara in accordance with Section 3093 of the Civil Code of the State of California or any successor statute and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, Tenant shall (i) cause Tenant’s Architect and the Contractor to certify to the best of their knowledge that the “record-set” of reproducible as-built drawings (and the CAD files of the as-built documents for the Tenant Improvements) delivered to Landlord pursuant to Section 4.4.12 are true and correct, which certification shall survive the expiration or termination of the Lease, and (ii) deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems installed by Tenant or Contractor in the Premises.
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4.7    Evidence of Completion. Within thirty (30) days following final completion of the entire Tenant Improvements, Tenant shall submit to Landlord:
4.7.1    A statement of Tenant’s final construction costs, together with receipted evidence showing payment thereof, reasonably satisfactory to Landlord, and, to the extent not previously delivered, fully executed and acknowledged unconditional lien releases in the form prescribed by law from the Contractor and all subcontractors and suppliers, and copies of all invoices from the Contractor and all subcontractors and suppliers related to the Tenant Improvements.
4.7.2    All evidence reasonably available from governmental authorities showing compliance with any and all other Laws, orders and regulations of any and all governmental authorities having jurisdiction over the Premises, including, without limitation, a certificate of occupancy, building permit sign-offs, and/or other appropriate authorization for physical occupancy of the Premises.
4.7.3    A certificate executed by the Architect confirming that the Tenant Improvements have been substantially completed in accordance with the Final Working Drawings.
4.7.4    A written certificate from the Contractor as follows:
There are no known mechanics’ or materialmen’s liens outstanding, all due and payable bills with respect to the Tenant Improvements have been paid, and there is no known basis for the filing of any mechanics’ or materialmen’s liens against the Premises or the Project, and, to the best of our knowledge, waivers from all subcontractors and materialmen are valid and constitute an effective waiver of lien under applicable law.
4.7.5    The as-built plans and specifications referred to above.
A check for the Final Retention payable jointly to Tenant and Contractor, or directly to Contractor at Landlord's sole discretion, shall be delivered by Landlord to Tenant within forty-five (45) days following the completion of the requirements of this Section 4.7.5.
4.8    Assignment of Rights Against Architect and Contractor. Upon the expiration or earlier termination of the Lease, Tenant shall assign to Landlord, upon request of Landlord, any and all rights Tenant may have against the Architect and Contractor relating to the Tenant Improvements, without in any way obligating Landlord to pursue or prosecute such rights.
4.9    Compliance with Civil Code Section 8700. If the design and construction of the Tenant Improvements requires that Landlord or Tenant comply with California Civil Code Section 8700, it shall be Tenant’s obligation to comply; and Tenant agrees to comply with said Section in a timely manner and to provide to Landlord, upon request, evidence satisfactory to Landlord of such compliance.
SECTION 5.
MISCELLANEOUS
5.1    Tenant’s Representative. Tenant has designated JOOST DE SCHUTTER as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice from
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Tenant to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter until further notice from Tenant.
5.2    Landlord’s Representative. Landlord has designated ALLIE SANCHEZ as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.
5.3    Time of the Essence. Time is of the essence in this Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, then at Landlord’s sole option at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.
5.4    Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if a Default occurs under the Lease, or a default by Tenant beyond any applicable notice and cure periods under this Work Letter, has occurred at any time on or before the completion of the Tenant Improvements, then in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises.
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EXHIBIT D
RULES AND REGULATIONS
1.    Except as otherwise provided in the Lease, no sign, picture, advertisement or notice visible from the exterior of the Premises shall be installed, affixed, inscribed, painted or otherwise displayed by Tenant on any part of the Premises or the Building unless the same is first approved by Landlord. Any such sign, picture, advertisement or notice approved by Landlord shall be painted or installed for Tenant at Tenant’s cost by Landlord or by a party approved by Landlord.
2.    Tenant agrees that its use of electrical current shall never exceed the capacity (as represented by Landlord in the Lease) of existing feeders, risers or wiring installation.
3.    The Premises shall not be used for storage of merchandise held for sale to the general public, unless otherwise permitted in writing by Landlord. Tenant shall not do or permit to be done in or about the Premises or Project anything which shall increase the rate of insurance on the Project or unreasonably obstruct or interfere, including no canvassing or soliciting, with the rights of other tenants in the Project. The Premises shall not be used for sleeping or lodging. No cooking or related activities (except for food and beverage warming) shall be done or permitted by Tenant in the Premises except with permission of Landlord. Tenant will be permitted to use for its own employees within the Premises small micro wave ovens and Underwriters’ Laboratory approved equipment for brewing coffee, tea, hot chocolate and similar beverages, provided that such use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations, and provided that such use shall not result in the emission of odors from the Premises into the Common Area. No vending machines of any kind will be installed, permitted or used on any part of the Premises without the prior consent of Landlord, which shall not be unreasonably withheld. No part of said Building or Premises shall be used for gambling or immoral or other unlawful purposes. No intoxicating beverage shall be sold in said Building or Premises without prior written consent of the Landlord.
4.    No birds or animals of any kind shall be brought into the Building (other than trained assist dogs required to be used by the visually impaired). No motorcycles or other motorized vehicles shall be brought into the Building.
5.    The sidewalks, entrances, passages, corridors, halls, elevators, and stairways in the Building shall not be obstructed by Tenant or used for any purposes other than those for which same were intended as ingress and egress. No windows, floors or skylights that reflect or admit light into the Building shall be covered or obstructed by Tenant. Toilets, wash basins and sinks shall not be used for any purpose other than those for which they were constructed, and no sweeping, rubbish, or other obstructing or improper substances shall be thrown therein. Any damage resulting to them, or to heating apparatus, from misuse by Tenant or its employees, shall be borne by Tenant.
6.    Following Tenant’s submission of a space plan, Landlord shall have the right to prescribe the weight, position and manner of installation of heavy articles such as safes, vaults, fireproof file cabinets, machines and other equipment brought into the Building. Landlord may elect to retain an independent structural consultant to review the installation of heavy articles such as safes, fireproof file cabinets, machines and other equipment. Tenant shall reimburse Landlord for all costs associated with such structural review. Landlord will not be responsible for loss of or damage to any such safe or property in any case. Tenant shall not allow the building structure within the Premises (nor shall Tenant cause the elevators of the Building) to be loaded beyond rated capacities. All damage done to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property
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shall be the sole responsibility of Tenant and any expense of such damage or injury shall be borne by Tenant. No hand trucks shall be used in passenger elevators. All hand trucks used by Tenant or its service providers for the delivery or receipt of any freight shall be equipped with rubber tires.
7.    Tenant shall not cause or permit any gases, liquids or odors to be produced upon or permeate from the Premises, and no flammable, combustible or explosive fluid, chemical or substance shall be brought into the Building, except as provided in Section 39 of the Lease. Smoking shall not be permitted in any Common Areas of the Building or the Project or in any premises within the Building.
8.    Tenant, its employees and its agents must be sure that the doors to the Premises are securely closed and locked when leaving the Premises. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building and/or the Project during the continuance of same by any means it deems appropriate for the safety and protection of life and property.
9.    Landlord shall not be responsible for any loss, theft, of or damage to, any property, however occurring and Tenant shall assume all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed, when the Premises are not occupied. Tenant shall employ contractors for janitorial and cleaning in the Premises, at its sole cost and expense.
10.    All glass, locks and trimmings in or upon the doors and windows of the Premises shall be kept whole and in good repair. Tenant shall not injure, overload or deface the Building, the woodwork or the walls of the Premises, nor permit upon the Premises any conduct that other tenants of the Project would reasonably find noisome, noxious, noisy or offensive.Tenant and its employees and invitees shall observe and obey all parking and traffic regulations as imposed by Landlord. All vehicles shall be parked only in areas designated therefor by Landlord.
11.    Canvassing, peddling, soliciting and distribution of handbills or any other written materials in the Building is prohibited, and Tenant shall cooperate to prevent the same.
12.    Tenant agrees to participate in the waste recycling programs implemented by Landlord for the Building, including any programs and procedures for recycling writing paper, computer paper, shipping paper, boxes, newspapers and magazines and aluminum cans. If Landlord elects to provide collection receptacles for recyclable paper and/or recyclable aluminum cans in the Premises, Tenant shall designate an appropriate place within the Premises for placement thereof, and Tenant shall encourage its employees to place their recyclable papers and/or cans into the applicable such receptacles on a daily basis.
13.    Any special work or services requested by Tenant’s authorized representative to be provided by Landlord shall be provided by Landlord only upon written request received at the Project management office. Building personnel shall not perform any work or provide any services outside of their regular duties unless special instructions have been issued from Landlord or its managing agent.
14.    Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the other tenants of the Project. The Rules and Regulations shall not be administered in a manner that discriminates against Tenant.
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15.    Landlord reserves the right to make such other and reasonable Rules and Regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord shall not be responsible to Tenant or to any other person for the nonobservance of the Rules and Regulations by another tenant or other person. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them.
16.    Landlord shall have the right to control and operate the public portions of the Project, the public facilities, and any other facilities furnished for the common use of tenants, in such manner as is customary for comparable buildings in the vicinity of the Building.The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or agents, shall have caused it.
17.    Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof without Landlord’s consent, which shall not be unreasonably withheld.
18.    Landlord reserves the right to exclude or expel from the Building and/or Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.
19.    Tenant shall not waste electricity, water or air conditioning and agrees to cooperate reasonably with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system.
20.    Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the city in which the Building are located without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.
21.    Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.
22.    The washing and/or detailing of automobiles and performing general work on automobiles shall not be allowed on the Project.
23.    Food vendors shall be allowed in the Building. Under no circumstance shall the food vendor display their products in a public or Common Area including corridors and elevator lobbies.
24.    Tenant must comply with requests by the Landlord to inform Tenant’s employees of items of importance to the Landlord.
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EXHIBIT E
FORM OF TENANT ESTOPPEL CERTIFICATE
The undersigned, as Tenant under that certain Lease (the “Lease”) made and entered into as of August 9, 2021, by and between MVCC Campus Owner, LLC, a Delaware limited liability company, as Landlord, and the undersigned as Tenant, for Premises located at _______________, __________ hereby certifies as follows:
1.    Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.
2.    The undersigned has commenced occupancy of the Premises described in the Lease, currently occupies the Premises, and the Lease Term commenced on ____________.
3.    The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.
4.    Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:
5.    No modification to the documents contained in Exhibit A, or prepayment of any amounts owing under the Lease to Landlord in excess of thirty (30) days, shall be binding on Landlord’s mortgagee, without its written consent.
6.    Base Rental became payable on _________________.
7.    The Lease Term expires on _____________________subject to the following options to extend: _______________________.
8.    To Tenant’s knowledge, all conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder, except as follows: ______________________________________________.
9.    No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease, except as follows:
____________________________________________________________________________________.
10.    As of the date hereof, to the undersigned’s knowledge, there are no existing defenses or offsets that the undersigned has which preclude enforcement of the Lease by Landlord.
11.    All monthly installments of Base Rental, all Additional Rental and all monthly installments of estimated Additional Rental have been paid when due through __________________. The current monthly installment of Base Rental is $________________.
12.    Landlord has performed all construction obligations required by the Lease and related to the Premises or the Building in accordance with the terms of the Lease and within the time periods set forth in the Lease. Landlord has paid in full any required contributions toward work to be performed by Tenant under the Lease, if any.
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13.    The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord’s existing or prospective mortgagee, or a prospective purchaser, and acknowledges that it recognizes that if same is done, said mortgagee, or prospective purchaser will be relying upon the statements contained herein.
14.    If Tenant is a corporation, limited liability company, or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.
Executed at ______________________ on the ________ day of ________________  ______.

“TENANT”:

a

By:
Name:
Its:

By:
Name:
Its:
EXHIBIT E

[INSERT IF APPLICABLE]
CERTIFICATION OF TENANT’S GUARANTOR
The undersigned hereby certifies as follows: (i) the statements of Tenant set forth in this Tenant Estoppel Certificate are true and correct, (ii) that certain Guaranty dated as of ____________, 20___ made by the undersigned in favor of Landlord (the “Guaranty”) is in full force and effect; (iii) a true, correct and complete copy of the Guaranty is attached hereto as Exhibit B; (iv) the Guaranty has not been amended, modified, supplemented or assigned; (v) the undersigned claims no defense as to its obligations under the Guaranty; and (vi) there has not been filed by or against the undersigned a petition in bankruptcy, voluntary or otherwise, any assignment for the benefit of creditors, any petition seeking reorganization or arrangement under the bankruptcy laws of the United States or any state thereof, or any other action brought pursuant to such bankruptcy laws with respect to the undersigned. The undersigned acknowledges that this Certification of Tenant’s Guarantor may be delivered to Landlord’s existing or prospective mortgagee, or a prospective purchaser, and acknowledges that it recognizes that if same is done, said mortgagee, or prospective purchaser will be relying upon the statements contained herein.

[_______________________],
a [______________________]

By:
Name:
Its:
EXHIBIT E